EXHIBIT 10.50

Asset Purchase Agreement dated as of September 6, 2006

between Trancas Capital, LLC and CNL Income Partners, LP

ASSET PURCHASE AGREEMENT

BETWEEN

TRANCAS CAPITAL, LLC,

a Delaware limited liability company

AS SELLER

AND

CNL INCOME PARTNERS, LP,

a Delaware limited partnership

AS PURCHASER

DATED AS OF SEPTEMBER 6, 2006

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS		3

1.1	Definitions	3

ARTICLE II PURCHASE AND SALE, ASSETS AND LIABILITIES		17

2.1	Purchase and Sale	17

2.2	Description of the Assets	17

2.3	Excluded Assets	19

ARTICLE III PURCHASE PRICE		26

3.1	Purchase Price.	26

3.2	Deposit	20

3.3	Payment of Purchase Price	21

3.4	Allocation of Purchase Price	21

3.5	Purchaser Option Regarding Scottsdale Site. With respect to the Scottsdale Site, Seller and Purchaser acknowledge that (a) the initial term under the Scottsdale Ground Sub-Lease expired June 16, 2006, (b) the first five (5) year extension term under the Scottsdale Ground Sub-Lease expires June 16, 2011, (c) the second (and final) five (5) year extension term under the Scottsdale Ground Sub-Lease expires June 16, 2016 (“Current Final Expiration Date”), and (d) the Current Final Expiration Date is inadequate for Purchaser’s business purposes. Accordingly, in the event that Seller cannot, on or before the expiration of the Due Diligence Period, obtain an extension of the term of the Scottsdale Ground Sub-Lease of not less than thirty (30) years beyond the Current Final Expiration Date, as evidenced by a written amendment to the Scottsdale Ground Sub-Lease which is fully-executed and delivered to Purchaser prior to the expiration of the Due Diligence Period (the “Scottsdale Lease Extension Amendment”), then Purchaser shall not be obligated to purchase the Assets related to the Scottsdale Site only, but such failure shall not constitute grounds for terminating the purchase of all other Assets. In the event that Purchaser does not receive a copy of the fully-executed Scottsdale Lease Extension Amendment prior to the expiration of the Due Diligence Period, Purchaser shall have the right, within five (5) days following the expiration of the Due Diligence Period, to provide Seller with written notice of Purchaser’s election to either (i) not close on the purchase and sale of the Assets related to the Scottsdale Site, or (ii) provide Seller up to an additional thirty (30) days to

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	obtain the Scottsdale Lease Extension Amendment. If (a) Purchaser elects to not close on the purchase and sale of the Assets related to the Scottsdale Site in accordance with the foregoing clause (i), or (b) Purchaser elects to provide Seller up to an additional thirty (30) days to obtain the Scottsdale Lease Extension Amendment and Seller does not obtain same by the expiration of the extended period in accordance with the foregoing clause (ii), then (A) the Purchase Price shall be reduced by the amount allocated to the Scottsdale Site on Schedule 3.4 (the “Reduced Purchase Price”), (B) this Agreement shall be deemed to have been amended to exclude all references to Scottsdale Ground Lease, Scottsdale Ground Sub-Lease, Scottsdale Improvements, Scottsdale Land, Scottsdale Lease Extension Amendment, Scottsdale Personal Property and Scottsdale Site, (C) all references to the defined term “Purchase Price” shall be deemed to refer to the “Reduced Purchase Price”, and (D) all fees, costs and expenses incurred by Purchaser in connection with the aborted acquisition of the Assets related to the Scottsdale Site shall be included as part of Purchaser Acquisition Costs in accordance with Section 9.7 hereof.	22

3.6	Acquisition of Certain Sites by Seller. Seller and Purchaser acknowledge that (i) with respect to the Bakersfield Site, FEC of Bakersfield, LLC, a Delaware limited liability company unaffiliated with Seller (“Current Bakersfield Owner/Ground Lessee”), is the current lessee under the Bakersfield Ground Lease and the current owner of all of the Assets related to the Bakersfield Site, and (ii) Gainesville Entertainment Property Limited Partnership, a California limited partnership unaffiliated with Seller, The Semler Companies/Agoura, a California limited partnership unaffiliated with Seller, and The Semler Group, LLC, a California limited liability company unaffiliated with Seller (collectively, “Richland Hills Investors”), are the current owners of a portion of the Assets related to the Richland Hills Site. On or before the Closing Date, Seller shall acquire all of the (a) Current Bakersfield Owner/Ground Lessee’s right, title and interest in and to the Bakersfield Ground Lease and all of the Assets related to the Bakersfield Site, and (b) the Richland Hills Investors’ right, title and interest in and to the Assets related to the Richland Hills Site (the “Required Acquisition(s)”), and shall, at least one (1) Business Day prior to the Closing Date (the “Escrow Deadline”), deliver all agreements, documents, assignments, assumptions and other instruments (in proper recordable form if applicable) necessary, in the reasonable discretion of Purchaser, to consummate the Required Acquisitions (the “Required Acquisitions Documents”) to the Escrow Agent to be held in escrow until Seller instructs Escrow Agent to release and record (if applicable) the Required Acquisitions Documents on the Closing Date in accordance with the next sentence of this Section 3.6. On the Closing Date, Seller shall instruct the Escrow Agent to release the Required Acquisitions Documents immediately prior to the closing of all other transactions contemplated by this Agreement, and to record in the appropriate jurisdictions any Required Acquisitions Documents requiring recordation. At Seller’s option, Seller may consummate any Required Acquisition prior to the Escrow Deadline, in which event Seller shall provide evidence to Purchaser,

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	satisfactory to Purchaser in its reasonable discretion, that all Required Acquisition Documents have been properly executed, delivered and recorded (where applicable) with respect to such Required Acquisition(s).	22

	Seller agrees to use diligent and good faith efforts to consummate the Required Acquisitions. In the event that, despite Seller’s diligent and good faith efforts, any Required Acquisition is not consummated by the Closing Date in accordance with the foregoing, Purchaser may terminate this Agreement and receive a return of the Deposit, and all rights and obligations of the Parties hereto shall terminate and be null and void, except as otherwise provided for herein; provided, however, that if any Required Acquisition is not consummated by the Closing Date in accordance with the foregoing and if Seller did not use diligent and good faith efforts to consummate any such Required Acquisition, then Seller shall be in default hereunder and Purchaser shall have the rights and remedies afforded by Section 10.1 hereof.	23

3.7	Tucson Ground Lease. The Parties hereby acknowledge that the Purchaser shall not be obligated to acquire Seller’s interests in and to the Tucson Ground Lease. In the event that Purchaser elects, in its sole and absolute discretion, to acquire Seller’s interests in and to the Tucson Ground Lease, Purchaser shall provide Seller written notice of such election on or before the expiration of the Due Diligence Period, in which case the obligations of Seller with respect to Section 8.3.6 hereof shall also apply to the Tucson Ground Lease. In the event that Purchaser elects not to acquire Seller’s interests in and to the Tucson Ground Lease, Exhibit A-8 attached hereto shall be amended to delete the portion of the legal description contained therein that describes the real property applicable to the Tucson Ground Lease.	23

ARTICLE IV DUE DILIGENCE AND INSPECTION		23

4.1	Right to Inspect	23

4.2	Matters Relating to Title	25

4.3	Environmental Inspections and Reports	27

4.4	Contracts	28

4.5	Inventory	28

4.6	Purchaser’s Election Whether or Not to Proceed	28

4.7	New Operating Leases	28

4.8	Amended Third-Party Leases	29

4.9	Intentionally Omitted	29

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4.10	Extended Due Diligence Period. In the event that any of the matters set forth in Sections 4.2, 4.3, 4.4, 4.7 or 4.8 are not resolved, or any of the documents required by said sections are not received, by the expiration of the Due Diligence Period, Purchaser or Seller may elect, in their sole discretion, to extend the Due Diligence Period for up to five (5) days in order to provide additional time for such matters to be resolved or such documents to be delivered. In the event either Party elects to extend the expiration of the Due Diligence Period pursuant to the preceding sentence, the electing Party shall provide written notice of same to the other Party prior to the expiration of the Due Diligence Period, which notice shall identify the date upon which the Due Diligence Period then expires.	29

ARTICLE V REPRESENTATIONS AND WARRANTIES		29

5.1	The Seller’s Representations and Warranties	29

5.2	The Purchaser’s Representations and Warranties	37

ARTICLE VI COVENANTS		38

6.1	Confidentiality	38

6.2	Improvements	39

6.3	Conduct of the Business	39

6.4	Licenses and Permits	40

6.5	Tax Contests	40

6.6	Notices and Filings	40

6.7	Further Assurances	40

6.8	Compliance; Property Maintenance	41

6.9	Estoppel Certificate	41

6.10	Exclusivity	41

6.11	Employees	42

6.12	Termination of Existing Affiliate Leases	42

6.13	Liquor Licenses	42

6.14	Seller shall, at Seller’s sole cost and expense, either transfer all liquor licenses necessary for the operation of the Business in accordance with current operating standards (the “Liquor Licenses”) to the Operating Lessee or

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	applicable Third-Party Lessee, as applicable, as of Closing, or apply for and obtain new liquor licenses necessary for the operation for the Business in the name of Operating Lessee or applicable Third-Party Lessee, as applicable, as of Closing.	42

ARTICLE VII CLOSING CONDITIONS		43

7.1	Purchaser’s Closing Conditions	43

7.2	Failure of Any Purchaser’s Closing Condition	44

7.3	Seller’s Closing Conditions	44

7.4	Failure of the Seller’s Closing Conditions	45

ARTICLE VIII CLOSING		45

8.1	Closing Date	45

8.2	Closing Escrow	45

8.3	Seller’s Closing Deliveries	45

8.4	Purchaser’s Deliveries	48

8.5	Possession	48

ARTICLE IX PRO-RATIONS AND EXPENSES		49

9.1	Closing Statement	49

9.2	Pro-rations	49

9.3	Taxes	50

9.4	Cash and Utility Deposits	50

9.5	Employees	50

9.6	Reconciliation and Final Payment	50

9.7	Purchaser Acquisition Costs	50

9.8	Seller’s Transaction Costs	51

ARTICLE X DEFAULT AND REMEDIES		51

10.1	The Seller’s Default	51

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10.2	Purchaser’s Default	51

10.3	Liquidated Damages	51

10.4	No Punitive or Consequential Damages	52

ARTICLE XI RISK OF LOSS		52

11.1	Casualty	52

11.2	Condemnation	53

11.3	Definition of “Material”	53

ARTICLE XII SURVIVAL, INDEMNIFICATION AND RELEASE		53

12.1	Survival	53

12.2	Indemnification by the Seller	53

12.3	Indemnification by Purchaser	54

12.4	Indemnification Procedure; Notice of Indemnification Claim	55

12.5	Exclusive Remedy for Indemnification Loss; Interpretation	56

12.6	Purchaser’s Release. Except for Seller’s express representations and warranties contained in this Agreement and in any of the Seller’s Closing Deliveries, Purchaser acknowledges and agrees that it is purchasing the Assets based solely upon Purchaser’s inspection and investigation of the Assets and all documents related thereto, or its opportunity to do so, and Purchaser is purchasing the Assets in an “AS IS, WHERE IS” condition. Without limiting the above, Purchaser acknowledges that neither Seller, except as expressly set forth in this Agreement or in any of the Seller’s Closing Deliveries, nor any other party, has made any representations or warranties, express or implied, on which Purchaser is relying as to any matters, directly or indirectly, concerning the Assets including, but not limited to, the Land, the Improvements, the Business, development rights and exactions, expenses associated with the Assets and the Business, taxes, assessments, bonds, permissible uses, title exceptions, water or water rights, topography, utilities, zoning of the Assets, soil, subsoil, the purposes for which the Assets is to be used, drainage, environmental or building laws, rules or regulations, toxic waste or Hazardous Substances or any other matters affecting or relating to the Assets. The closing of the purchase of the Assets by Purchaser hereunder shall be conclusive evidence that (a) Purchaser has fully and completely inspected (or has caused to be fully and completely inspected) the Assets, and (b) Purchaser accepts the Assets as being in good and satisfactory condition and suitable for Purchaser’s purposes.	56

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	Without limiting the generality of the foregoing, Purchaser shall perform and rely solely upon its own investigation concerning its intended use of the Assets, the Assets’ fitness therefore, and the availability of such intended use under applicable statutes, ordinances, and regulations. Purchaser further acknowledges and agrees that Seller’s cooperation with Purchaser in connection with Purchaser’s due diligence review of the Assets, whether by providing the Title Commitments, Surveys and other documents, or permitting inspection of the Assets, shall not be construed as any warranty or representation, express or implied, except as otherwise set forth herein, of any kind with respect to the Assets, or with respect to the accuracy, completeness, or relevancy of any such documents.	56

ARTICLE XIII MISCELLANEOUS PROVISIONS		57

13.1	Notices	57

13.2	Time is of the Essence	58

13.3	Assignment	58

13.4	Successors and Assigns	59

13.5	Third Party Beneficiaries	59

13.6	Rules of Construction	59

13.7	Severability	59

13.8	Governing Law	59

13.9	Waiver of Trial by Jury	60

13.10	Prevailing Party	60

13.11	Incorporation of Recitals, Exhibits and Schedules	60

13.12	Entire Agreement	60

13.13	Amendments, Waivers and Termination of Agreement	60

13.14	Execution of Agreement	60

13.15	Tax Disclosures	61

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LIST OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit A	Legal Descriptions of the Land
Exhibit B	Form of Seller’s Closing Certificate
Exhibit C	Forms of Special Warranty Deeds
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assignment and Assumption of Intangible Property
Exhibit F	Form of Assignment and Assumption of Contracts
Exhibit G	Form of Consent, Assignment and Assumption and Estoppel of Ground Lease/Ground Sub-Lease
Exhibit H	Form of Intellectual Property License Agreement
Exhibit I	Form of Purchaser’s Closing Certificate

List of Schedules

Schedule 2.3.2	Third Party Assets
Schedule 2.3.6	Corporate Assets/Asset Unrelated to Sites
Schedule 3.4	Purchase Price Allocation
Schedule 5.1.9	Licenses and Permits
Schedule 5.1.12	Contracts
Schedule 5.1.28	Intellectual Property
Schedule 5.1.30	Personal Property

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of September 6, 2006 (the “Effective Date”), by and between TRANCAS CAPITAL, LLC, a Delaware limited liability company (the “Seller”), and CNL INCOME PARTNERS, LP, a Delaware limited partnership (“Purchaser”) (each a “Party” and together the “Parties”).

R E C I T A L S

WHEREAS, Seller owns all of certain real property located in Charlotte, North Carolina, commonly known as “Zuma Fun Center” (“Charlotte Site”) and more particularly described in Exhibit A-1 attached hereto (the “Charlotte Land”), currently improved with the Charlotte Improvements (as defined herein); and

WHEREAS, Seller owns all of certain real property located in Knoxville, Tennessee commonly known as “Zuma Fun Center” (“Knoxville Site”) and more particularly described in Exhibit A-2 attached hereto (the “Knoxville Land”), currently improved with the Knoxville Improvements (as defined herein); and

WHEREAS, Seller owns all of certain real property located in North Houston, Texas commonly known as “Zuma Fun Center” (“North Houston Site”) and more particularly described in Exhibit A-3 attached hereto (the “North Houston Land”), currently improved with the North Houston Improvements (as defined herein); and

WHEREAS, Seller owns a portion, and prior to Closing (as defined herein) and pursuant to the terms of Section 3.6 hereof will own all, of certain real property located in North Richland Hills, Texas commonly known as “Mountasia Family Fun Center” (“Richland Hills Site”) and more particularly described in Exhibit A-4 attached hereto (the “Richland Hills Land”), currently improved with the Richland Hills Improvements (as defined herein); and

WHEREAS, Seller owns all of certain real property located in South Houston, Texas commonly known as “Zuma Fun Center” (“South Houston Site”) and more particularly described in Exhibit A-5 attached hereto (the “South Houston Land”), currently improved with the South Houston Improvements (as defined herein); and

WHEREAS, Seller owns all of certain real property located in Tampa, Florida commonly known as “Grand Prix Tampa” (“Tampa Site”) and more particularly described in Exhibit A-6 attached hereto (the “Tampa Land”), and subject to the Tampa Existing Third-Party Lease (as defined herein). The Tampa Land is currently improved with the Tampa Improvements (as defined herein); and

WHEREAS, Seller owns all of certain real property located in Tempe, Arizona commonly known as “Fiddlesticks Fun Center” (“Tempe Site”) and more particularly described in Exhibit A-7 attached hereto (the “Tempe Land”), currently improved with the Tempe Improvements (as defined herein); and

WHEREAS, Seller owns all of certain real property located in Tucson, Arizona commonly known as “Funtasticks Fun Center” (“Tucson Site”) and more particularly described in Exhibit A-8 attached hereto (the “Tucson Land”), subject to the Tucson Ground Lease (as defined herein). The Tucson Land is currently improved with the Tucson Improvements (as defined herein); and

WHEREAS, prior to Closing and pursuant to the terms of Section 3.6 hereof, Seller will be the lessee of all of certain real property located in Bakersfield, California, commonly known as “Camelot Park” (“Bakersfield Site”), and more particularly described in Exhibit A-9 attached hereto (the “Bakersfield Land”), subject to the Bakersfield Ground Lease (as defined herein). The Bakersfield Land is currently improved with the Bakersfield Improvements (as defined herein); and

WHEREAS, Seller is the lessee of all of certain real property located in Lubbock, Texas, commonly known as “Putt Putt Fun Center” (“Lubbock Site”), and more particularly described in Exhibit A-10 attached hereto (the “Lubbock Land”), subject to the Lubbock Ground Lease and the Lubbock Existing Third-Party Lease (each as defined herein). The Lubbock Land is currently improved with the Lubbock Improvements (as defined herein); and

WHEREAS, Seller is the lessee of all of certain real property located in Raleigh, North Carolina, commonly known as “Putt Putt Fun Center” (“Raleigh Site”), and more particularly described in Exhibit A-11 attached hereto (the “Raleigh Land”), subject to the Raleigh Ground Lease and the Raleigh Existing Third-Party Lease (each as defined herein). The Raleigh Land is currently improved with the Raleigh Improvements (as defined herein); and

WHEREAS, Seller is the lessee of all of certain real property located in Scottsdale, Arizona commonly known as “Fiddlesticks Fun Center” (“Scottsdale Site”) and more particularly described in Exhibit A-12 attached hereto (the “Scottsdale Land”), subject to the Scottsdale Ground Lease and the Scottsdale Ground Sub-Lease (each as defined herein). The Scottsdale Land is currently improved with the Scottsdale Improvements (as defined herein); and

WHEREAS, (i) other than the Raleigh Site, the Lubbock Site and the Tampa Site, each Site (as defined herein) is currently being operated by an Affiliate (as defined herein) of Seller pursuant to a lease agreement between the Seller, as landlord, and such Affiliate, as tenant (collectively, the “Existing Affiliate Leases”), and (ii) the Raleigh Site, the Lubbock Site and the Tampa Site are currently operated by Third-Party Lessees (as defined herein) pursuant to the terms and conditions of the Existing Third-Party Leases (as defined herein), and, from and after Closing, will continue to be operated by said Third-Party Lessees pursuant to the terms and conditions of the Amended Third-Party Leases (as defined herein); and

WHEREAS, Seller desires to sell and assign the Assets (as defined herein) to Purchaser, and Purchaser desires to purchase and assume the Assets from Seller, all upon, and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective provisions contained in this Agreement, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms will have the following meanings in this Agreement:

“Additional Deposit” has the meaning set forth in Section 3.2.1.

“Affiliate” has the following meaning: two entities are “Affiliates” if (a) one of the entities is a Subsidiary of the other entity; (b) both of the entities are Subsidiaries of the same entity; or (c) both of the entities are Controlled by the same person or entity.

“Agreement” has the meaning set forth in the first paragraph of this document.

“Amended Third-Party Leases” means the amendments to each of the Lubbock Existing Third-Party Lease, the Raleigh Existing Third-Party Lease and the Tampa Existing Third-Party Lease to be executed by Seller and the respective Third-Party Lessees on or before Closing in accordance with Section 4.8 hereof, which Existing Third-Party Leases shall be amended solely to reflect the existence of the applicable New Operating Leases and to incorporate other provisions which may be reasonably necessary in connection with Purchaser’s acquisition of the Assets applicable to such Existing Third-Party Leases.

“Applicable Laws” means (i) in each case to the extent the Person or Real Property in question is subject to the same, all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assets” has the meaning set forth in Section 2.2.

“Bakersfield Ground Lease” means that certain Bakersfield Ground Lease, dated September 29, 1993, between Caloak Development Properties, as ground lessor, and Camelot Park Family Entertainment Center, Inc., as ground lessee; as amended by that certain First Amendment to Bakersfield Ground Lease, dated as of September 29, 1993, between Caloak Development Properties and Camelot Park Family Entertainment Center, Inc.; and as further amended by that certain Second Amendment to Bakersfield Ground Lease, dated as of June 29, 1998, between Caloak Development Properties and Camelot Park Family Entertainment Center, Inc.; as assigned by that certain Assignment and Assumption of Bakersfield Ground Lease, dated as of June 29, 1998, between Camelot Park Family Entertainment Center, Inc., as assignor, and Festival Fun Parks, LLC, as assignee; and as further assigned by that certain Agreement Regarding the Assignment and Assumption of Lease and Consent to the Assignment, dated as of May 20, 2004, among John Safi, as Trustee of each of The GMS Holding Trust and The DLS Holding Trust, as successor-in-interest to Caloak Development Properties, Festival Fun Parks, LLC, as assignor, and FEC of Bakersfield, LLC, as assignee.

“Bakersfield Improvements” means all buildings, structures and other improvements located on or affixed to the Bakersfield Land and all fixtures on the Bakersfield Land which constitute real property under Applicable Law.

“Bakersfield Land” has the meaning set forth in the Recitals.

“Bakersfield Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Bakersfield Land and/or the Bakersfield Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Bakersfield Site” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in Section 5.1.14.

“Benefits” has the meaning set forth in Section 6.11.2.

“Books and Records” has the meaning set forth in Section 2.2.10.

“Business” means the operation of family-oriented entertainment centers/parks providing birthday parties and group events, with attractions including go-karts, miniature golf, batting cages, bumper boats, state-of-the-art video arcades, laser tag, rock-climbing walls, paint ball, and rides and attractions designed for younger children such as train rides and rookie go-karts, and all activities related thereto, as applicable, conducted at the Sites.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday. Whenever under this Agreement (i) a notice or document is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, or (ii) a critical date such as the date upon which the Due Diligence Period expires (as the same may be extended pursuant to the terms hereof) is on a day which is not a Business Day, then the day of receipt or required delivery, or the critical date, shall automatically be extended to the next Business Day.

“Casualty” has the meaning set forth in Section 11.1.

“Charlotte Improvements” means all buildings, structures and other improvements located on or affixed to the Charlotte Land and all fixtures on the Charlotte Land which constitute real property under Applicable Law.

“Charlotte Land” has the meaning set forth in the Recitals.

“Charlotte Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Charlotte Land and/or the Charlotte Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Charlotte Site” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Article VIII.

“Closing Conditions” means the Purchaser’s Closing Conditions and the Seller’s Closing Conditions.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Escrow” has the meaning set forth in Section 8.2.

“Closing Escrow Agreement” has the meaning set forth in Section 8.2.

“Closing Statement” has the meaning set forth in Section 9.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Section 11.2.

“Consumables” has the meaning set forth in Section 2.2.6.

“Contracts” has the meaning set forth in Section 2.2.8.

“Control” means:

(a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership, or

(b) the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership;

and “Controlled” has a corresponding meaning.

“Corporate Assets” has the meaning set forth in Section 2.3.5.

“Current Bakersfield Owner/Ground Lessee” has the meaning set forth in Section 3.6.

“Current Final Expiration Date” has the meaning set forth in Section 3.5.

“Deed(s)” means the special warranty deeds delivered by the Seller to the Purchaser pursuant to Section 8.3.2.

“Deposit” has the meaning set forth in Section 3.2.1.

“Disapproved Contracts” has the meaning set forth in Section 4.4.

“Due Diligence Period” means the period from the date of this Agreement until 5:00 p.m., eastern time, on the later of (i) the day which is thirty (30) days after the date of this Agreement, and (ii) the first Business Day following the day upon which the Purchaser’s “black-out” period expires, which “black-out” period relates to the quarterly reporting requirements of Purchaser’s parent required by the SEC.

“Effluent Discharge Rights” has the meaning set forth in Section 2.2.14.

“Employees” means, at the time in question, all persons employed full-time and part-time at the Real Property.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Real Property, or (ii) violation of any Environmental Laws with respect to the Real Property or any portion thereof.

“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Real Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” has the meaning set forth in Section 4.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations, ratings and guidance issued pursuant thereto.

“Escrow Agent” means the Title Company or such other escrow agent as is mutually acceptable to the Seller and the Purchaser.

“Escrow Deadline” has the meaning set forth in Section 3.6.

“Event Deposits” has the meaning set forth in Section 9.2.3.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Existing Affiliate Leases” has the meaning set forth in the Recitals.

“Existing Mortgage Financing” has the meaning set forth in Section 5.1.3.

“Existing Mortgagee” has the meaning set forth in Section 5.1.3.

“Existing Third-Party Lease(s)” means, individually or collectively as the context requires, the Lubbock Existing Third-Party Lease, Raleigh Existing Third-Party Lease and the Tampa Existing Third-Party Lease.

“Fiscal Year” means a calendar year beginning on January 1 and ending on December 31. Any partial Fiscal Year between the Closing Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year.

“Fixtures” has the meaning set forth in Section 2.2.4.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Real Property in question.

“Ground Lease(s)” means, individually or collectively as the context requires, the Bakersfield Ground Lease, the Lubbock Ground Leases, Raleigh Ground Lease, the Scottsdale Ground Lease and the Scottsdale Ground Sub-Lease.

“Ground Lease Interests” shall mean all right, title and interest of Seller and/or its Affiliates in and to the Ground Leases.

“Hazardous Substances” means any hazardous or toxic substances, chemicals, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by-products, polychlorinated biphenyls, mold or other biological contaminants that are regulated by any Environmental Laws.

“Knoxville Improvements” means all buildings, structures and other improvements located on or affixed to the Knoxville Land and all fixtures on the Knoxville Land which constitute real property under Applicable Law.

“Knoxville Land” has the meaning set forth in the Recitals.

“Knoxville Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Knoxville Land and/or the Knoxville Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Knoxville Site” has the meaning set forth in the Recitals.

“Improvements” means, individually or collectively as the context requires, the Bakersfield Improvements, the Charlotte Improvements, the Knoxville Improvements, the Lubbock Improvements, the North Houston Improvements, the Raleigh Improvements, the Richland Hills Improvements, the Scottsdale Improvements, the South Houston Improvements, the Tampa Improvements, the Tempe Improvements and the Tucson Improvements.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Initial Deposit” has the meaning set forth in Section 3.2.1.

“Intellectual Property” has the meaning set forth in Section 5.1.28.

“Intellectual Property License Agreement” has the meaning set forth in Section 5.1.28.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Real Property or the Business conducted by or on behalf of the Purchaser (or any Affiliate thereof).

“Intangible Assets” has the meaning set forth in Section 2.2.7.

“Land” means, individually or collectively as the context requires, the Bakersfield Land, the Charlotte Land, the Knoxville Land, the Lubbock Land, the North Houston Land, the Raleigh Land, the Richland Hills Land, the Scottsdale Land, the South Houston Land, the Tampa Land, the Tempe Land and the Tucson Land.

“Lease Negotiation Period” means the period from the date of this Agreement until 5:00 p.m., eastern time, on the day which is thirty (30) days after the date of this Agreement.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen and “Liabilities” has a corresponding meaning.

“Licenses and Permits” has the meaning set forth in Section 2.2.9.

“Liquor Licenses” has the meaning set forth in Section 6.13.

“Lubbock Existing Third-Party Lease” means that certain Commercial Ground Lease, dated March 1, 2005, between Seller, as ground sub-lessor, and P2 Investments, LLC, as ground sub-lessee; as amended by that certain Amendment Number One to Commercial Ground Lease, dated June 13, 2005, between Seller and P2 Investments, LLC.

“Lubbock Ground Leases” means, collectively, that certain (i) Lease Contract, dated August 20, 1993, between Daniel Construction Corporation, as ground lessor, and Putt-Putt Golf Courses of America, Inc., as ground lessee; as assigned by that certain Assignment and Assumption of Ground Lease, dated February 28, 2005, between Putt-Putt Golf Courses of America, Inc., as assignor, and Seller, as assignee, and (ii) Ground Lease, dated March 1, 2005, between City of Lubbock, a Texas municipal corporation, as ground lessor, and Seller, as ground lessee.

“Lubbock Improvements” means all buildings, structures and other improvements located on or affixed to the Lubbock Land and all fixtures on the Lubbock Land which constitute real property under Applicable Law.

“Lubbock Land” has the meaning set forth in the Recitals.

“Lubbock Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Lubbock Land and/or the Lubbock Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Lubbock Site” has the meaning set forth in the Recitals.

“New Survey Defect” has the meaning set forth in Section 4.2.3.

“New Title Exception” has the meaning set forth in Section 4.2.3.

“New Operating Lease(s)” means, (i) with respect to the Charlotte Site, Knoxville Site, North Houston Site, Richland Hills Site, South Houston Site, Tampa Site, Tempe Site and Tucson Site, those certain Lease Agreements to be agreed to during the Lease Negotiation Period and entered into at Closing between Purchaser (or an Affiliate thereof), as landlord, and Seller (or an Affiliate thereof), as tenant, pursuant to which Seller (or an Affiliate thereof) shall lease the Assets which Seller is selling to Purchaser from Purchaser with respect to the Charlotte Site, Knoxville Site, North Houston Site, Richland Hills Site, South Houston Site, Tampa Site, Tempe Site and Tucson Site, as applicable, (ii) with respect to the Bakersfield Site, Raleigh Site and Lubbock Site, those certain Sub-Lease Agreements to be agreed to during the Lease Negotiation Period and entered into at Closing between Purchaser (or an Affiliate thereof), as sub-landlord, and Seller (or an Affiliate thereof), as sub-tenant, pursuant to which Seller (or an Affiliate thereof) shall lease the Assets which Seller is selling to Purchaser from Purchaser with respect to the Bakersfield Site, Raleigh Site and Lubbock Site, as applicable, and (iii) with respect to the Scottsdale Site, that certain Sub-Sub-Lease Agreement to be agreed to during the Lease Negotiation Period and entered into at Closing between Purchaser (or an Affiliate thereof), as sub-sub-landlord, and Seller (or an Affiliate thereof), as sub-sub-tenant, pursuant to which Seller (or an Affiliate thereof) shall lease the Assets which Seller is selling to Purchaser from Purchaser with respect to the Scottsdale Site.

“North Houston Improvements” means all buildings, structures and other improvements located on or affixed to the North Houston Land and all fixtures on the North Houston Land which constitute real property under Applicable Law.

“North Houston Land” has the meaning set forth in the Recitals.

“North Houston Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the North Houston Land and/or the North Houston Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“North Houston Site” has the meaning set forth in the Recitals.

“Notice” has the meaning set forth in Section 6.11.1.

“Operating Lessee” means Zuma Holdings, LLC, a Delaware limited liability company, which is an Affiliate of Seller.

“Ordinary Course of Business” means the ordinary course of business consistent with the Seller’s past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

“Par Consumables Level” has the meaning set forth in Section 6.3.1.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Encumbrance” has the meaning set forth in Section 4.2.1.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means, individually or collectively as the context requires, the Bakersfield Personal Property, the Charlotte Personal Property, the Knoxville Personal Property, the Lubbock Personal Property, the North Houston Personal Property, the Raleigh Personal Property, the Richland Hills Personal Property, the Scottsdale Personal Property, the South Houston Personal Property, the Tampa Personal Property, the Tempe Personal Property and the Tucson Personal Property.

“Plans and Specifications” has the meaning set forth in Section 2.2.11.

“Property Condition Evaluations” means the property condition evaluations obtained by the Purchaser in connection with the transaction contemplated herein with respect to certain of the Assets.

“Pro-rations” has the meaning set forth in Section 9.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” means CNL Income Partners, LP, a Delaware limited partnership, its successors and permitted assignees.

“Purchaser Acquisition Costs” has the meaning set forth in Section 9.7.

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.4.

“Purchaser’s Default” has the meaning set forth in Section 10.2.

“Purchaser’s Documents” has the meaning set forth in Section 5.2.2.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of the Purchaser (other than any internal studies, reports and assessments prepared by any of the Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means the Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of the Purchaser or any Affiliate thereof.

“Purchaser Liabilities” means (i) any Liabilities under the Contracts, and Licenses and Permits that are not Seller Liabilities, (ii) the payment of Taxes, but only to the extent such Liabilities and Taxes arise or accrue on or after the Closing Date, and (iii) any claim for personal injury or property damage to a Person which is based on any event which occurred at the Real Property on or after the Closing Date resulting from the acts of Purchaser, its Affiliates, employees or agents.

“Purchaser’s Updated Title Notice” has the meaning set forth in Section 4.2.3.

“Raleigh Existing Third-Party Lease” means that certain Commercial Ground Lease, dated February 17, 2005, between Seller, as ground sub-lessor, and P2 Investments, LLC, as ground sub-lessee; as amended by that certain Amendment Number One to Commercial Ground Lease, dated June 13, 2005, between Seller and P2 Investments, LLC.

“Raleigh Ground Lease” means that certain Lease Agreement, dated February 15, 2005, between Joyner Realty Company, Inc., as Agent for The Barney Joyner Family Trust, as ground lessor, and Seller, as ground lessee.

“Raleigh Improvements” means all buildings, structures and other improvements located on or affixed to the Raleigh Land and all fixtures on the Raleigh Land which constitute real property under Applicable Law.

“Raleigh Land” has the meaning set forth in the Recitals.

“Raleigh Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Raleigh Land and/or the Raleigh Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Raleigh Site” has the meaning set forth in the Recitals.

“Real Property” means the (i) the Charlotte Land, the Knoxville Land, the North Houston Land, the Richland Hills Land, the South Houston Land, the Tampa Land, the Tempe Land and the Tucson Land, (ii) the Bakersfield Ground Lease, the Lubbock Ground Leases, the Raleigh Ground Lease and the Scottsdale Ground Sub-Lease, and (iii) the Improvements.

“Reduced Purchase Price” has the meaning set forth in Section 3.5.

“Remediation” means any and all activities required by Governmental Authorities to identify, assess, test, characterize, sample, clean up, remove, neutralize, abate, or stabilize any Environmental Matter at a particular site and/or to dispose of any Hazardous Substance and/or any material containing any Hazardous Substance, including, without limitation, Environmental Matters assessment, testing, sampling, quality control, modeling, consultants’ analyses and reports, laboratory work, field tests, system installation, modification, operation, and maintenance, acquisition of equipment, contract negotiation and execution, contract development and bidding, monitoring, transportation and disposal.

“Richland Hills Improvements” means all buildings, structures and other improvements located on or affixed to the Richland Hills Land and all fixtures on the Richland Hills Land which constitute real property under Applicable Law.

“Required Acquisitions” has the meaning set forth in Section 3.6.

“Required Acquisitions Documents” has the meaning set forth in Section 3.6.

“Required Consents” has the meaning set forth in Section 5.1.4.

“Richland Hills Land” has the meaning set forth in the Recitals.

“Richland Hills Investors” has the meaning set forth in Section 3.6.

“Richland Hills Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Richland Hills Land and/or the Richland Hills Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Richland Hills Site” has the meaning set forth in the Recitals.

“Scottsdale Ground Lease” means that certain Amended and Restated Lease B-183, dated August 28, 1987, between Certain Allotted Landowners of Land Within the Salt River Pima-Maricopa Indian Community, as ground lessor, and Pima Grand Associates, an Arizona general partnership, as ground lessee; as the same may be amended; as assigned by Pima Grand Associates to Pima Grand Development pursuant to that certain Assignment and Assumption of Lease, dated December 31, 1987, between Pima Grand Associates, as assignor, and Pima Grand Development, as assignee; and as further assigned by Pima Grand Development to Spire North, L.L.C. pursuant to that certain Assignment of Ground Lease, dated December 1, 2003, between Pima Grand Development, as assignor, and Spire North, L.L.C., as assignee.

“Scottsdale Ground Sub-Lease” means that certain Pima Grand Development Ground Sublease, dated March 24, 1993, between Pima Grand Development, as lessor, and Outer Limits Family Fun Park, LLC, as lessee; as assigned and amended by that certain Assignment, Assumption and Amendment to Ground Sublease, dated June 17, 1996, among Pima Grand Development, as lessor, Outer Limits Family Fun Park, LLC, as original lessee, and SunCor Resort & Golf Management, Inc., as assignee and new lessee; as further amended by that certain Second Amendment to Ground Sublease, dated August 30, 2001, between Pima Grand Development and Suncor Golf, Inc. (f/k/a Suncor Resort & Golf Management, Inc.); as further amended by that certain Third Amendment to Ground Sublease, dated November 11, 2002, between Pima Grand Development and SunCor Golf, Inc.; as further amended by that certain Fourth Amendment to Ground Sublease, dated October 17, 2003, between Pima Grand Development and Suncor Golf, Inc.; and as further amended by that certain Fifth Amendment to Ground Sublease, dated September 8, 2005, between Spire North L.L.C. (as successor-in-interest to Pima Grand Development) and Suncor Golf, Inc.; and as assigned by Suncor Golf Inc. to Seller pursuant to that certain Assignment and Assumption of Ground Sublease, dated September 16, 2005, between Suncor Golf, Inc., as assignor, and Seller, as assignee.

“Scottsdale Improvements” means all buildings, structures and other improvements located on or affixed to the Scottsdale Land and all fixtures on the Scottsdale Land which constitute real property under Applicable Law.

“Scottsdale Land” has the meaning set forth in the Recitals.

“Scottsdale Lease Extension Amendment” has the meaning set forth in Section 3.5.

“Scottsdale Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Scottsdale Land and/or the Scottsdale Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Scottsdale Site” has the meaning set forth in the Recitals.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller’s Closing Deliveries” has the meaning set forth in Section 8.3.

“Seller’s Default” has the meaning set forth in Section 10.1.

“Seller’s Documents” has the meaning set forth in Section 5.1.2.

“Seller’s Due Diligence Materials” means all documents, reports, photos and materials provided by the Seller to the Purchaser, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses thereof.

“Seller’s Indemnitees” means the Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Knowledge” means the then current, actual knowledge, without duty of inquiry, of Doug Honey, Gary Fitzpatrick and the General Manager of each Site.

“Seller Liabilities” has the meaning set forth in Section 12.2.

“Seller’s Response” has the meaning set forth in Section 4.2.1.

“Seller’s Updated Response” has the meaning set forth in Section 4.2.3.

“Site(s)” means, individually or collectively as the context requires, the Bakersfield Site, the Charlotte Site, the Knoxville Site, the Lubbock Site, the North Houston Site, the Raleigh Site, the Richland Hills Site, the Scottsdale Site, the South Houston Site, the Tampa Site, the Tempe Site and the Tucson Site.

“South Houston Improvements” means all buildings, structures and other improvements located on or affixed to the South Houston Land and all fixtures on the South Houston Land which constitute real property under Applicable Law.

“South Houston Land” has the meaning set forth in the Recitals.

“South Houston Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the South Houston Land and/or the South Houston Improvements, or required for the operation of the Business conducted with respect thereto or thereon

“South Houston Site” has the meaning set forth in the Recitals.

“Subsidiary” means, in respect of any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more subsidiaries of such Person, or (iii) one or more subsidiaries of such Person; or

(b) any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Survey Defects” has the meaning set forth in Section 4.2.1.

“Survey(s)” means, individually or collectively as the context requires, the ALTA surveys of the Real Property to be obtained by Purchaser in a form and with such information as may be required by the Title Company to enable the Title Company to delete the standard survey-related exceptions.

“Tampa Existing Third-Party Lease” means that certain Lease Agreement, dated June 1, 2004, between Seller, as landlord, and Grand Prix Tampa, LLC, as tenant; as amended by that certain (i) Addendum to Lease Agreement, dated June 21, 2004, between Seller and Grand Prix Tampa, LLC, (ii) Second Amendment to Lease Agreement, dated June 29, 2004, between Seller and Grand Prix Tampa, LLC, (iii) Third Amendment to Lease Agreement, dated September 15, 2004, between Seller and Grand Prix Tampa, LLC, and (iv) Fourth Amendment to Lease Agreement, dated August 29, 2005, between Seller and Grand Prix Tampa, LLC.

“Tampa Improvements” means all buildings, structures and other improvements located on or affixed to the Tampa Land and all fixtures on the Tampa Land which constitute real property under Applicable Law.

“Tampa Land” has the meaning set forth in the Recitals.

“Tampa Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Tampa Land and/or the Tampa Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Tampa Site” has the meaning set forth in the Recitals.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, excise, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on the Seller with respect to the Assets or the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tempe Improvements” means all buildings, structures and other improvements located on or affixed to the Tempe Land and all fixtures on the Tempe Land which constitute real property under Applicable Law.

“Tempe Land” has the meaning set forth in the Recitals.

“Tempe Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Tempe Land and/or the Tempe Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Tempe Site” has the meaning set forth in the Recitals.

“Third-Party Assets” has the meaning set forth in Section 2.3.2.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Third-Party Lessee(s)” means, individually or collectively as the context requires, the lessees under the Existing Third-Party Leases and the Amended Third-Party Leases.

“Title Commitment(s)” has the meaning set forth in Section 4.2.1.

“Title Company” means First American Title Insurance Company through the Talon Group, Orlando Commercial Services Division, a division of First American Title Insurance Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore.

“Title Notice” has the meaning set forth in Section 4.2.1.

“Title Policy(ies)” has the meaning set forth in Section 4.2.4.

“Tucson Ground Lease” means that certain Ground Lease Agreement, dated November 9, 1993, between Oracle-Wetmore Co., as ground lessor, and Suncor Development Company, as ground lessee; as amended by that certain First Amendment to Ground Lease, dated December 9, 1993, between Oracle-Wetmore Co. and Suncor Development Company; as further amended by that certain Second Amendment to Ground Lease, dated June 21, 1995, between Oracle-Wetmore Co. and Suncor Development Company; as further amended by that certain Third Amendment to Ground Lease, dated September 6, 2000, between Oracle-Wetmore Co. and Suncor Development Company.

“Tucson Improvements” means all buildings, structures and other improvements located on or affixed to the Tucson Land and all fixtures on the Tucson Land which constitute real property under Applicable Law.

“Tucson Land” has the meaning set forth in the Recitals.

“Tucson Personal Property” means all tangible personal property, including without limitation any and all furniture, fixtures (other than Fixtures), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances as of the Closing Date other than any equipment which is the subject of an equipment lease as disclosed to Purchaser) located at or on, or used in connection with or related to, the Tucson Land and/or the Tucson Improvements, or required for the operation of the Business conducted with respect thereto or thereon.

“Tucson Site” has the meaning set forth in the Recitals.

“Unpermitted Exceptions” has the meaning set forth in Section 4.2.1.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section 2.2.12.

“Water Rights” has the meaning set forth in Section 2.2.13.

ARTICLE II

PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1 Purchase and Sale. Subject to the terms, provisions and conditions set forth herein:

2.1.1 Seller agrees to sell the Assets to the Purchaser.

2.1.2 Purchaser agrees to buy the Assets from the Seller.

2.2 Description of the Assets. In this Agreement, the “Assets” means all of the following, but expressly excluding the Excluded Assets:

2.2.1 Land. The Charlotte Land, the Knoxville Land, the North Houston Land, the Richland Hills Land, the South Houston Land, the Tampa Land, the Tempe Land and the Tucson Land.

2.2.2 Leasehold. The Ground Lease Interests.

2.2.3 Improvements. The Improvements.

2.2.4 Fixtures. All fixtures attached to and forming a part of the Real Property, other than those which constitute Improvements (the “Fixtures”).

2.2.5 Personal Property. The Personal Property.

2.2.6 Consumables. All food, beverages, liquor, beer, wine, consumable supplies and inventories of every kind of nature owned by Seller as of the Closing Date and located at and used in connection with the operation of the Business at the Real Property (“Consumables”).

2.2.7 Intangible Assets. Any and all building plans, specifications and drawings, surveys, environmental and soil reports, telephone numbers listing in directories, customer files, guest lists, credit records, labels, promotional literature, security codes, all records and sales and other customer data, use and occupancy permits, governmental permits and approvals, and any unexpired guaranties or warranties, but in all cases specifically excluding the Seller Liabilities (collectively with the Licenses and Permits, Books and Records, Plans and Specifications, Warranties, Water Rights and Effluent Discharge Rights referred to as the “Intangible Assets”).

2.2.8 Contracts. All of the Seller’s right, title and interest in and to any maintenance, service and supply contracts, equipment leases, space leases and all other similar agreements affecting the Assets and/or the operation of the Business, to the extent that same are transferable, but in all cases specifically excluding the Seller Liabilities (the “Contracts”), which Contracts are set forth in Schedule 5.1.12 attached hereto, together with all deposits made or held by the Seller thereunder, all to the extent that such deposits are transferable.

2.2.9 Licenses and Permits. All of the Seller’s right, title and interest in and to any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by the Seller with respect to the Real Property, to the extent that same are transferable, including, without limitation, those necessary for the use, operation, or occupancy of the Real Property or the Business, complete listing of which is attached hereto as Schedule 5.1.9 attached hereto, but specifically excluding the Liquor Licenses and the Seller Liabilities (the “Licenses and Permits”), together with any deposits made by the Seller thereunder.

2.2.10 Books and Records. All of the Seller’s books and records which relate to the Real Property or the Business, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product (the “Books and Records”).

2.2.11 Plans and Specifications. Any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items within the control of the Seller which specifically relate to the Real Property, to the extent that same are transferable (the “Plans and Specifications”).

2.2.12 Warranties. All of the Seller’s right, title and interest in and to all warranties and guaranties held by the Seller with respect to any Improvements, if any, to the extent that same are transferable (the “Warranties”).

2.2.13 Water Rights. All right, title and interest of Seller, in all water rights, riparian rights, appropriative rights, water allocations, water stock, water dispersal, water discharge, and water collection associated with irrigating the Land (the “Water Rights”) including without limitation under all documents, agreements and permits relating to the supply of water to the Land, to the extent that same are transferable.

2.2.14 Effluent Discharge Rights. All right, title and interest of Seller in all rights to discharge effluent to a water of a state or the United States in connection with the operation of the Business, to the extent that same are transferable (the “Effluent Discharge Rights”).

2.3 Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

2.3.1 Cash. Except for deposits expressly included in Section 2.2, all cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property or the Business.

2.3.2 Third-Party Assets. Those removable fixtures, personal property or intellectual property, as shown on Schedule 2.3.2 attached hereto, owned by (i) the supplier, vendor, licensor or other party under any Contracts, Licenses and Permits, or Plans and Specifications, (ii) the tenant under any space leases at the Real Property, or (iii) any employees or any guests or customers of the Business (collectively, “Third-Party Assets”).

2.3.3 Accounts Receivable. Seller’s accounts receivable and rents receivable, other than those accounts receivable and rents receivable related to the Existing Third-Party Leases, which shall not be treated as Excluded Assets.

2.3.4 Intellectual Property. Except with respect to the rights to be licensed to Purchaser pursuant to Section 8.3.7 hereof, any of Seller’s other right, title or interest in the Intellectual Property.

2.3.5 Corporate Assets or Assets Unrelated to Sites. Those certain Assets of Seller set forth on Schedule 2.3.5 attached hereto, which constitute Assets of Seller that relate to the business of Seller other than the operation of the Sites or that are not used in the operation of the Business with respect to the Sites (collectively, “Corporate Assets”).

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price.

3.1.1 Purchase Price. Subject to Section 3.5 below, the purchase price for the Assets is FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Pro-rations as expressly provided in this Agreement.

3.2 Deposit.

3.2.1 Deposit. Promptly upon execution and delivery of this Agreement, Purchaser shall deliver into escrow the amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (the “Initial Deposit”). The Initial Deposit shall be delivered to the Escrow Agent to be held in escrow in accordance with the terms of this Agreement and each of the Parties will execute and deliver any document or instrument or do any act or thing reasonably required by the Escrow Agent in connection therewith. Upon expiration of the Due Diligence Period, Purchaser shall deliver into escrow the amount of an additional ONE MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,750,000.00) (the “Additional Deposit”). The Initial Deposit, the Additional Deposit, if made, and any additions thereto or interest earned thereon are hereinafter referred to as the “Deposit”. All interest earned in said account of the Escrow Agent shall be reported by the Escrow Agent to the Internal Revenue Service as income to Purchaser (and Purchaser agrees to execute a W-9 form and any other federal tax documents necessary in connection therewith). The Escrow Agent shall not be liable for any loss occurring which arises from the fact that the amount of the Escrow Deposit may cause the aggregate amount of any depositor’s accounts contemplated under this Agreement to exceed $100,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation.

3.2.2 Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in an insured, interest-bearing account pursuant to the terms and conditions of this Agreement and any escrow agreement entered into in connection with the Deposit with the Escrow Agent, with such changes thereto as may be agreed to by the Seller and the Purchaser, each acting reasonably. The Deposit shall be fully refunded to Purchaser if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement, but otherwise shall be non-refundable to the Purchaser.

3.2.3 Disbursement of Deposit to the Seller. At Closing, the Purchaser shall cause the Escrow Agent to disburse the Deposit to the Seller, and the Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit disbursed to the Seller. If this Agreement is terminated for any reason and the Purchaser is not entitled to a refund of the Deposit under an express provision of this Agreement, then the Purchaser shall use good faith efforts to cause the Escrow Agent to disburse the Deposit to, or to the order of, the Seller no later than two (2) Business Days after such termination.

3.2.4 Refund of Deposits to the Purchaser. If this Agreement is terminated and the Purchaser is entitled to a refund of the Deposit under an express provision of this Agreement, then the Escrow Agent shall disburse the Deposits to the Purchaser no later than two (2) Business Days after termination.

3.2.5 If this Agreement shall be terminated by the mutual written agreement of Seller and Purchaser, or if the Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid, or if a dispute shall develop between Seller and Purchaser concerning to whom the Deposit should be paid and delivered, then and in any such event, the Escrow Agent shall pay and deliver such in accordance with the joint written instructions of Seller and Purchaser. In the event that such written instructions shall not be received by the Escrow Agent within ten (10) days after the Escrow Agent has served a written request for instructions upon Seller and Purchaser, then the Escrow Agent shall have the right to pay and deliver the Deposit into an appropriate court of proper jurisdiction in the State of Florida, and interplead Seller and Purchaser in respect thereof, and thereupon the Escrow Agent shall be discharged of any obligations in connection with this Agreement.

3.2.6 If costs or expenses are incurred by the Escrow Agent in its capacity as holder of the Deposit in escrow because of litigation or a dispute between Seller and Purchaser arising out of the holding of the Deposit in escrow, Seller and Purchaser shall each pay the Escrow Agent one-half of such reasonable costs and expenses not to exceed a total of $2,000.00. Except for such costs or expenses, no fee or charge shall be due and payable to the Escrow Agent for its services as escrow holder only.

3.2.7 By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and Purchaser hereunder.

3.2.8 Purchaser and Seller hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for its negligence or willful misconduct; that the Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own legal counsel and shall be fully protected in any action taken by it in good faith in accordance with the good faith opinion of its legal counsel.

3.3 Payment of Purchase Price.

3.3.1 Payment at Closing. At the Closing, the Purchaser shall pay to the Seller by wire transfer an amount equal to the Purchase Price (as adjusted pursuant to Section 9.2), less the Deposit. The Purchaser shall cause the wire transfer of funds to be delivered to Escrow Agent no later than 12:00 p.m. (Eastern Time) on the Closing Date.

3.3.2 Method of Payment. All amounts to be paid by the Purchaser to the Seller or Escrow Agent pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.4 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Sites as set forth in Schedule 3.4 attached hereto for federal, state and local tax purposes. The Parties acknowledge and agree that the allocation set forth in Schedule 3.4 represents an arm’s length agreement based on the Parties’ best judgment as to the fair market value of the Sites. The Parties shall file all federal, state and local tax returns and related tax documents consistent with the allocation set forth in Schedule 3.4, as the same may be adjusted pursuant to Article IX or any other provision in this Agreement. The Parties further agree that any further allocation of the Purchase Price among the Real Property and Personal Property for each Site, and other related asset classes for each Site, if applicable, shall be determined by Purchaser for its own purposes in Purchaser’s sole and absolute discretion.

3.5 Purchaser Option Regarding Scottsdale Site. With respect to the Scottsdale Site, Seller and Purchaser acknowledge that (a) the initial term under the Scottsdale Ground Sub-Lease expired June 16, 2006, (b) the first five (5) year extension term under the Scottsdale Ground Sub-Lease expires June 16, 2011, (c) the second (and final) five (5) year extension term under the Scottsdale Ground Sub-Lease expires June 16, 2016 (“Current Final Expiration Date”), and (d) the Current Final Expiration Date is inadequate for Purchaser’s business purposes. Accordingly, in the event that Seller cannot, on or before the expiration of the Due Diligence Period, obtain an extension of the term of the Scottsdale Ground Sub-Lease of not less than thirty (30) years beyond the Current Final Expiration Date, as evidenced by a written amendment to the Scottsdale Ground Sub-Lease which is fully-executed and delivered to Purchaser prior to the expiration of the Due Diligence Period (the “Scottsdale Lease Extension Amendment”), then Purchaser shall not be obligated to purchase the Assets related to the Scottsdale Site only, but such failure shall not constitute grounds for terminating the purchase of all other Assets. In the event that Purchaser does not receive a copy of the fully-executed Scottsdale Lease Extension Amendment prior to the expiration of the Due Diligence Period, Purchaser shall have the right, within five (5) days following the expiration of the Due Diligence Period, to provide Seller with written notice of Purchaser’s election to either (i) not close on the purchase and sale of the Assets related to the Scottsdale Site, or (ii) provide Seller up to an additional thirty (30) days to obtain the Scottsdale Lease Extension Amendment. If (a) Purchaser elects to not close on the purchase and sale of the Assets related to the Scottsdale Site in accordance with the foregoing clause (i), or (b) Purchaser elects to provide Seller up to an additional thirty (30) days to obtain the Scottsdale Lease Extension Amendment and Seller does not obtain same by the expiration of the extended period in accordance with the foregoing clause (ii), then (A) the Purchase Price shall be reduced by the amount allocated to the Scottsdale Site on Schedule 3.4 (the “Reduced Purchase Price”), (B) this Agreement shall be deemed to have been amended to exclude all references to Scottsdale Ground Lease, Scottsdale Ground Sub-Lease, Scottsdale Improvements, Scottsdale Land, Scottsdale Lease Extension Amendment, Scottsdale Personal Property and Scottsdale Site, (C) all references to the defined term “Purchase Price” shall be deemed to refer to the “Reduced Purchase Price”, and (D) all fees, costs and expenses incurred by Purchaser in connection with the aborted acquisition of the Assets related to the Scottsdale Site shall be included as part of Purchaser Acquisition Costs in accordance with Section 9.7 hereof.

3.6 Acquisition of Certain Sites by Seller. Seller and Purchaser acknowledge that (i) with respect to the Bakersfield Site, FEC of Bakersfield, LLC, a Delaware limited liability company unaffiliated with Seller (“Current Bakersfield Owner/Ground Lessee”), is the current lessee under the Bakersfield Ground Lease and the current owner of all of the Assets related to the Bakersfield Site, and (ii) Gainesville Entertainment Property Limited Partnership, a California limited partnership unaffiliated with Seller, The Semler Companies/Agoura, a California limited partnership unaffiliated with Seller, and The Semler Group, LLC, a California limited liability company unaffiliated with Seller (collectively, “Richland Hills Investors”), are the current owners of a portion of the Assets related to the Richland Hills Site. On or before the Closing Date, Seller shall acquire all of the (a) Current Bakersfield Owner/Ground Lessee’s right, title and interest in and to the Bakersfield Ground Lease and all of the Assets related to the Bakersfield Site, and (b) the Richland Hills Investors’ right, title and interest in and to the Assets related to the Richland Hills Site (the “Required Acquisition(s)”), and shall, at least one (1) Business Day prior to the Closing Date (the “Escrow Deadline”), deliver all agreements, documents, assignments, assumptions and other instruments (in proper recordable form if applicable) necessary, in the reasonable discretion of Purchaser, to consummate the Required Acquisitions (the “Required Acquisitions Documents”) to the Escrow Agent to be held in escrow until Seller instructs Escrow Agent to release and record (if applicable) the Required Acquisitions Documents on the Closing Date in accordance with the next sentence of this Section 3.6. On the Closing Date, Seller shall instruct the Escrow Agent to release the Required Acquisitions Documents immediately prior to the closing of all other transactions contemplated by this Agreement, and to record in the appropriate jurisdictions any Required Acquisitions Documents requiring recordation. At Seller’s option, Seller may consummate any Required Acquisition prior to the Escrow Deadline, in which event Seller shall provide evidence to Purchaser, satisfactory to Purchaser in its reasonable discretion, that all Required Acquisition Documents have been properly executed, delivered and recorded (where applicable) with respect to such Required Acquisition(s).

Seller agrees to use diligent and good faith efforts to consummate the Required Acquisitions. In the event that, despite Seller’s diligent and good faith efforts, any Required Acquisition is not consummated by the Closing Date in accordance with the foregoing, Purchaser may terminate this Agreement and receive a return of the Deposit, and all rights and obligations of the Parties hereto shall terminate and be null and void, except as otherwise provided for herein; provided, however, that if any Required Acquisition is not consummated by the Closing Date in accordance with the foregoing and if Seller did not use diligent and good faith efforts to consummate any such Required Acquisition, then Seller shall be in default hereunder and Purchaser shall have the rights and remedies afforded by Section 10.1 hereof.

3.7 Tucson Ground Lease. The Parties hereby acknowledge that the Purchaser shall not be obligated to acquire Seller’s interests in and to the Tucson Ground Lease. In the event that Purchaser elects, in its sole and absolute discretion, to acquire Seller’s interests in and to the Tucson Ground Lease, Purchaser shall provide Seller written notice of such election on or before the expiration of the Due Diligence Period, in which case the obligations of Seller with respect to Section 8.3.6 hereof shall also apply to the Tucson Ground Lease. In the event that Purchaser elects not to acquire Seller’s interests in and to the Tucson Ground Lease, Exhibit A-8 attached hereto shall be amended to delete the portion of the legal description contained therein that describes the real property applicable to the Tucson Ground Lease.

ARTICLE IV

DUE DILIGENCE AND INSPECTION

4.1 Right to Inspect. The Purchaser and the Purchaser’s Inspectors shall have the right, upon at least one (1) Business Day’s prior notice, to enter upon the Real Property, at the risk of the Purchaser, and to perform, at the Purchaser’s expense, such inspections of and concerning the Real Property and other Assets and other tests, studies, reviews and investigations, as the Purchaser may deem appropriate. Seller shall have the right, if it so elects, to be present during any such inspections, test, studies, reviews and investigations. In connection with such inspections, Purchaser covenants with Seller not to materially interfere with Seller’s operation of the Business and Purchaser shall exercise such inspection rights in the least intrusive manner as reasonably possible. Purchaser shall have the right to conduct such inspections at the Real Property upon at least one (1) Business Day’s notice to Seller, and Purchaser shall have the right, upon such notice and with the Seller present if Seller so elects, to meet with any managers and employees of the Seller to discuss the Business, including the revenues, expenses, operation and physical condition of the Business. In addition, the Purchaser shall have the right but not the obligation to contact such governmental agencies and authorities as it may elect in connection with this transaction. Seller shall furnish to the Purchaser copies of the following, to the extent available and in Seller’s actual possession and control, and to the extent not delivered to Purchaser prior to the Effective Date, within five (5) days of the Effective Date, each of which, to the Seller’s Knowledge, is or will be a true, correct and complete copy of the document it purports to be:

(i) All Warranties.

(ii) All Licenses and Permits.

(iii) All Liquor Licenses.

(iv) The most recent real estate tax statements with respect to the Real Property and notices of appraised value for the Real Property.

(v) All records relating to any real property or other tax appeals relating to the Assets.

(vi) The Seller’s Due Diligence Materials.

(vii) Any Environmental Reports.

(viii) All title insurance policies relating to the Real Property.

(ix) All documentation relating to any Third Party Claim asserted, or notices from any Governmental Authority issued, in connection with the Seller or the Business.

(x) Surveys, engineering and architectural plans, drawings and specifications all relating to the Real Property, including, without limitation, the Plans and Specifications.

(xi) All Contracts.

(xii) All agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on the Purchaser.

(xiii) All communications with Governmental Authorities and any other documents relating to the compliance with Applicable Law of the Seller.

(xiv) Financial statements for the operation of the Business during the 2003, 2004 and 2005 Fiscal Years.

(xv) All other information and documentation that Purchaser may reasonably request requesting the Assets or the Business.

Should the proposed transaction not be completed, the Purchaser will promptly return to the Seller all due diligence information previously provided by Seller to Purchaser.

4.1.2 Indemnification. Purchaser shall protect, indemnify, defend (with counsel reasonably acceptable to Seller) and hold the Real Property, Seller and Seller’s officers, directors, shareholders, participants, partners, affiliates, employees, representatives, invitees, agents and contractors free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and court costs, resulting from Purchaser’s inspection and testing of the Real Property, including, without limitation, repairing any and all damages to any portion of the Real Property, arising out of or related to Purchaser’s conducting such inspections, surveys, tests, and studies. Purchaser’s indemnification obligations set forth in this Section 4.1.3 shall survive the Closing and the termination of this Agreement and escrow prior to the Closing.

4.2 Matters Relating to Title.

4.2.1 Status of Title. The Purchaser will obtain (or has obtained) a current title commitment (the “Title Commitment(s)”) with respect to each parcel comprising the Real Property, together with legible copies of all title exception documents, as well as the Surveys. At least seven (7) days prior to the expiration of the Due Diligence Period, the Purchaser will submit to the Seller a written Notice from the Purchaser (“Title Notice”) specifying any defects in or objections to the title shown in the Title Commitments or the Surveys which in the Purchaser’s judgment adversely affect the Real Property. Any and all (a) liens, encumbrances and other exceptions to title (the “Title Exceptions”) to which Purchaser timely objects, and (b) encroachments by improvements on adjoining properties onto or over the Land, any encroachments of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof) and any other survey defects which adversely affect title to any of the Real Property (the “Survey Defects”) to which Purchaser timely objects, shall constitute “Unpermitted Exceptions” to title to the Real Property. The Seller shall notify the Purchaser in writing (“Seller’s Response”) at least one (1) Business Day prior to the end of the Due Diligence Period whether the Seller is willing to cure any title matters set forth in the Title Notice, or to provide endorsements to the Title Policy(ies) reasonably acceptable to Purchaser providing unconditional affirmative coverage over such title matters, and if the Seller is willing to cure such title matters, or provide endorsements with respect thereto, the Seller shall do so at its own expense. Upon the Purchaser’s failure to timely object, all matters shown on the Title Commitments or on the Surveys shall thereafter be deemed a “Permitted Encumbrance” with respect to the Real Property. Upon Seller’s failure to timely deliver Seller’s Response, Seller shall be deemed to have elected not to cure such title matters, in which event Purchaser shall have the right to either (X) terminate the Agreement and receive a return of the Deposit or (Y) waive such title matters and take title subject to the same and such title matters shall thereafter be deemed to be Permitted Encumbrances. If the Seller is willing to cure the title defects, but is unable to complete the cure of such Title Exception or Survey Defect at or before Closing, the Purchaser shall have the right, in its absolute discretion, to elect, upon written Notice to the Seller, to either (i) defer the Closing Date for a reasonable period not exceeding sixty (60) days to give the Seller an opportunity to either (A) cure such Title Exception or Survey Defect, or (B) if the Purchaser, in its sole and absolute discretion agrees to accept affirmative title insurance coverage with respect to such Title Exception or Survey Defect, provide the Title Company such assurances as the Title Company requires to insure the Purchaser against any loss arising from such Title Exception or Survey Defect, or (ii) to proceed pursuant to Section 4.2.2 below. Failure by the Purchaser to deliver the Notice referred to in the immediately preceding sentence shall be deemed an election under (ii) above.

4.2.2 Failure of Title. If on the Closing Date Seller is unable or unwilling to cure any Unpermitted Exception or New Title Exception (defined below) that Seller agreed to cure in Seller’s Response or in Seller’s Updated Response (defined below) or any New Title Exception that was caused by Seller or Seller’s Affiliates or agents (as provided below), the Purchaser may elect, as its sole right and remedy, either (a) to accept such title to the Real Property as the Seller holds, and all such Unpermitted Exceptions shall be deemed Permitted Encumbrances, with no abatement of the Purchase Price (except to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (b) to terminate this Agreement and proceed pursuant to Section 10.1 below.

4.2.3 Updated Title Commitment or Survey. If prior to Closing any update of any Title Commitment discloses any Title Exception which is not disclosed in the Title Commitment (or update) previously obtained by the Purchaser (a “New Title Exception”), or any update of the Surveys obtained by the Purchaser discloses any Survey Defect which is not disclosed in a Survey previously obtained by the Purchaser (a “New Survey Defect”), then Purchaser shall deliver written notice to Seller (“Purchaser’s Updated Title Notice”) within five (5) days of Purchaser’s receipt of such updated Title Commitment or updated Survey of Purchaser’s objection to a New Title Exception or New Survey Defect. The failure of Purchaser to timely deliver Purchaser’s Updated Title Notice shall be deemed Purchaser’s approval of any New Title Exception or New Survey Defect and the same shall thereafter be deemed a Permitted Encumbrance. Within five (5) days of Seller’s receipt of Purchaser’s Updated Title Notice, Seller shall deliver written notice to Purchaser (“Seller’s Updated Response”) stating whether Seller is willing to cure, or provide an endorsement to the Title Policies providing unconditional affirmative coverage over such New Title Exception or New Survey Defect, reasonably approved by Purchaser, to ameliorate, any New Title Exception or New Survey Defect. In the event that Seller elects not to cure any New Title Exception or New Survey Defect, or provide an endorsement to the Title Policies reasonably approved by Purchaser providing unconditional affirmative coverage over such New Title Exception or New Survey Defect, or if Seller elects to cure such New Title Exception or New Survey Defect or provide an endorsement and fails to do the same at or prior to Closing, the Purchaser may elect, as its sole right and remedy, either (a) to accept title to the Real Property subject to such New Title Exception or New Survey Defect with no abatement to the Purchase Price, or (b) to terminate this Agreement and receive a return of the Deposit, and all rights and obligations of the Parties hereto shall terminate and be null and void, except as otherwise provided for herein; provided; however, that, notwithstanding the foregoing, if such uncured New Title Exception or New Survey Defect is caused by Seller and/or its Affiliates and/or its agents, then it shall be a Seller’s Default and Purchaser’s right to terminate this Agreement pursuant to the foregoing clause (b) shall instead proceed under, and be governed by, Section 10.1 hereof in all respects. The Seller will not create any New Title Exception or New Survey Defect without the express written consent of Purchaser.

4.2.4 Title Policies. At Closing, the Purchaser shall cause the Title Company to issue owner’s title insurance policies to the Purchaser pursuant to the Title Commitments, subject only to the Permitted Encumbrances (the “Title Policy(ies)”).

4.2.5 Conveyance of the Property. At Closing, the Seller shall convey the Real Property to the Purchaser subject only to the Permitted Encumbrances.

4.3 Environmental Inspections and Reports. Seller has previously provided to Purchaser for its review, a copy of any existing environmental reports, studies or notices related to the Real Property in the possession or control of Seller and/or its Affiliates. In addition to the Inspections set forth in Section 4.1 above, commencing on the Effective Date hereof, and terminating on the expiration date of the Due Diligence Period, Purchaser may obtain, the expense of which shall be a Purchaser Acquisition Cost, such environmental studies (including both Level I and Level II studies), audits and other tests of the Real Property as may be deemed necessary by Purchaser to determine the existence of any Environmental Matters on the Real Property (individually, an Environmental Report and collectively, the “Environmental Reports”); provided, however, that Purchaser hereby agrees that it will not obtain a Level II (or Phase II) study or any other comparably invasive test or study with respect to any Site without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, further, however, that Seller’s consent shall be deemed given in the event that the applicable Level I Environmental Report recommends that a Level II Environmental Report be obtained. If the Level I or Level II Environmental Reports reveal any Hazardous Substances on or contaminating the Real Property above levels which exceed the allowable levels as set forth in the current Environmental Laws, Purchaser may terminate this Agreement in accordance with the provisions of Section 4.6 hereof, by written notice to Seller not later than the expiration of the Due Diligence Period, whereupon all rights and obligations of the Parties hereto shall terminate and be null and void, except as otherwise provided for herein. If the Environmental Reports disclose information which would require reporting of such information to a Governmental Authority, as required under applicable Environmental Laws, Seller agrees that it shall make any and all such reports to the extent required by applicable Environmental Laws, and that Purchaser shall not be obligated to do so. If Purchaser is otherwise obligated to report by law, then Purchaser may so report. If, at any time after the expiration date of the Due Diligence Period, but before the Closing Date hereunder, Purchaser discovers or identifies the presence of any Hazardous Substance on, above, within, or underneath the surface of any portion of the Real Property, or in any surface water of, or the groundwater underlying any portion of the Land, or in the buildings, structures or other Improvements constructed on the Land, existing but unknown or undiscovered during the Due Diligence Period, or undisclosed in the Environmental Reports, or undisclosed by Seller, which requires Remediation under any applicable Environmental Law and which was not caused by Purchaser or Purchaser’s Inspectors, Purchaser may, in Purchaser’s sole and absolute discretion, elect to terminate this Agreement and receive a return of the Deposit, by written notice to Seller, and all rights and obligations of the Parties hereto shall terminate and be null and void, except as otherwise provided for herein.

4.4 Contracts. On the Closing Date, the Contracts approved by Purchaser during the Due Diligence Period shall be assigned by Seller and assumed by Purchaser (or assigned to Operating Lessee or a Third-Party Lessee, as applicable, if Purchaser so directs) as of the Closing Date pursuant to the “Assignment and Assumption of Contracts” (as described in Section 8.3.5). On or before the expiration of the Due Diligence Period, Purchaser shall identify in writing to Seller (i) which Contracts it agrees to assume or cause to be assumed, and (ii) any and all Contracts it does not agree to assume or cause to be assumed (the “Disapproved Contracts”). Upon receipt of such list of Contracts, Seller shall provide notice within three (3) days of receipt of such list identifying which Disapproved Contracts it will terminate, at its sole cost and expense, as of a date which is not later than thirty (30) days after the Closing Date. If such list contains Disapproved Contracts that Seller will not terminate in accordance with the preceding sentence, then, within five (5) days of Purchaser’s receipt of Seller’s list, Purchaser shall elect, by written notice to Seller by the end of such 5-day period, to either (i) terminate this Agreement, in which case neither party shall have any further obligation to each other and the Escrow Agent shall return the Deposit to Purchaser, or (ii) proceed to Closing notwithstanding Seller’s decision regarding non-termination of the Disapproved Contracts.

4.5 Inventory. During the Due Diligence Period and upon at least one (1) Business Day’s prior notice, Purchaser and its representatives shall be permitted to enter upon the Real Property for the purpose of taking an inventory of all tangible Personal Property related to the operation of the Business. Seller shall have the right, if it so elects, to be present during any such inventory.

4.6 Purchaser’s Election Whether or Not to Proceed. If Purchaser determines in its sole discretion for any reason, or no reason at all, that it does not intend to acquire the Assets and Purchaser notifies Seller and the Escrow Agent of such determination in writing prior to the expiration of the Due Diligence Period (the “Termination Notice”), then the Deposit shall be returned to Purchaser, this Agreement shall be of no further force or effect, Purchaser shall return all documents, agreements, instruments, materials (including, but not limited Seller’s Due Diligence Materials) provided by Seller to Purchaser in connection with this Agreement, and the Parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement). Upon the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Purchaser (except in the case of a default by Seller hereunder, the failure to occur of a condition precedent to Purchaser’s obligation to close, or as otherwise expressly set forth herein in Sections 11.1 and 11.2 of this Agreement). Notwithstanding the foregoing to the contrary, in any instance where Purchaser has the discretion to elect to terminate this Agreement, and in fact does elect to terminate this Agreement, pursuant to this Agreement, Escrow Agent shall return the Deposit to Purchaser without further instructions, consent or written authorization by.

4.7 New Operating Leases. During the Lease Negotiation Period, Purchaser and Seller shall have, using diligent efforts, mutually agreed, in each Party’s sole and absolute discretion, upon all of the terms and conditions of the New Operating Leases to be entered into at Closing. In connection therewith, Purchaser and Seller shall, during the Lease Negotiation Period, negotiate the terms and provisions of the New Operating Leases to be in form and content mutually agreeable to the Parties, and shall, on or before the expiration of the Lease Negotiation Period, amend this Agreement to attach the negotiated form of New Operating Lease as an exhibit to this Agreement thereby agreeing to cause the same to be executed and entered into at Closing. The Parties acknowledge and agree that in the event a mutually agreeable form of New Operating Lease cannot be agreed upon prior to the expiration of the Lease Negotiation Period, either party may terminate this Agreement within five (5) days after expiration of the Lease Negotiation Period in which case, Escrow Agent shall return the Deposit to Purchaser and the Parties shall be relieved of any further obligations, and shall not have any further rights, hereunder, except those that expressly survive termination.

4.8 Amended Third-Party Leases. During the Lease Negotiation Period, Purchaser and Seller shall have, using diligent efforts, mutually agreed, in each Party’s sole and absolute discretion, upon all of the terms and conditions of the Amended Third-Party Leases to be provided at Closing, and, on or before Closing, Seller and each Third-Party Lessee shall have executed such Amended Third-Party Leases, and Seller shall have delivered same in escrow to Escrow Agent pending Closing. In connection therewith, Purchaser and Seller shall, during the Lease Negotiation Period, negotiate the terms and provisions of the Amended Third-Party Leases to be in form and content mutually agreeable to the Parties, and Seller shall, on or before Closing cause the same to be executed by Seller and the Third-Party Lessees and deliver same to Escrow Agent as contemplated hereunder. The Parties acknowledge and agree that in the event mutually agreeable forms of Amended Third-Party Leases cannot be agreed upon prior to the expiration of the Lease Negotiation Period, either party may terminate this Agreement by providing the other party with written notice thereof within five (5) days following expiration of the Lease Negotiation Period, in which case Escrow Agent shall return the Deposit to Purchaser and the Parties shall be relieved of any further obligations, and shall not have any further rights, hereunder, except those that expressly survive termination.

4.9 Intentionally Omitted.

4.10 Extended Due Diligence Period. In the event that any of the matters set forth in Sections 4.2, 4.3, 4.4, 4.7 or 4.8 are not resolved, or any of the documents required by said sections are not received, by the expiration of the Due Diligence Period, Purchaser or Seller may elect, in their sole discretion, to extend the Due Diligence Period for up to five (5) days in order to provide additional time for such matters to be resolved or such documents to be delivered. In the event either Party elects to extend the expiration of the Due Diligence Period pursuant to the preceding sentence, the electing Party shall provide written notice of same to the other Party prior to the expiration of the Due Diligence Period, which notice shall identify the date upon which the Due Diligence Period then expires.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 The Seller’s Representations and Warranties. To induce the Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, the Seller hereby makes the representations and warranties in this Section 5.1, upon which the Seller acknowledges and agrees that the Purchaser is entitled to rely, and as of Closing shall provide a certificate in the form of Exhibit B attached hereto reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.1.1 Organization and Power. Each of Seller and Operating Lessee is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdictions in which the Assets are located, as applicable, and has all requisite power and authority to own the Assets and conduct the Business as currently owned and conducted.

5.1.2 Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement (the “Seller’s Documents”), and to perform all obligations required of it under this Agreement and each of the Seller’s Documents, (ii) the execution and delivery by Seller of this Agreement and, when executed and delivered, each of the Seller’s Documents, and the performance by the Seller of its obligations under this Agreement and, when executed and delivered, each of the Seller’s Documents, have been, or will have been, duly and validly authorized by all necessary action by Seller, (iii) the execution and delivery of the New Operating Leases and Amended Third-Party Leases by Seller and/or Operating Lessee and the performance of Seller and/or Operating Lessee of their obligations under the New Operating Leases and Amended Third-Party Leases will, as of Closing, have been duly and validly authorized by all necessary action by Seller and Operating Lessee, (iv) this Agreement and, when executed and delivered, the Seller’s Documents constitute, or will constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its and their respective terms, and (v) at Closing, the New Operating Leases and Amended Third-Party Leases, when executed and delivered, will constitute legal, valid and binding obligations of Seller and Operating Lessee, as applicable, enforceable against Seller and Operating Lessee in accordance with their respective terms.

5.1.3 Title to the Real Property and Personal Property. The Seller (i) is the fee simple owner of all of the Real Property related to the Charlotte Site, Knoxville Site, the North Houston Site, the South Houston Site, the Tampa Site, the Tempe Site and the Tucson Site (except with respect to the Tucson Ground Lease pursuant to which Seller has a leasehold interest), (ii) is the fee simple owner of a portion of the Real Property related to the Richland Hills Site, (iii) is the owner of the Ground Lease Interests in connection with the Real Property related to the Lubbock Site, the Raleigh Site and the Scottsdale Site, (iv) as of Closing, in accordance with the terms of this Agreement, will be the owner of the Ground Lease Interests in connection with the Real Property related to the Bakersfield Site, (v) as of Closing, in accordance with the terms of this Agreement, will be the fee simple owner of all of the Real Property related to the Richland Hills Site, (vi) except for the Bakersfield Personal Property and a portion of the Richland Hills Personal Property, is the owner of all of the Personal Property, free and clear of all liens, mortgages, security interests and adverse claims, except with respect to that certain mortgage financing currently encumbering all Sites except the Bakersfield Site provided by D.E. Shaw Laminar Portfolios, L.L.C., as lender (the “Existing Mortgagee”), to Seller pursuant to that certain Loan Agreement dated as of August 31, 2005 between the Existing Mortgage and Seller (the “Existing Mortgage Financing”), and (vii) as of Closing, in accordance with the terms of this Agreement, will be the owner of all the Personal Property, free and clear of all liens mortgages, security interests and adverse claims, except with respect to the Existing Mortgage Financing.

5.1.4 Consents and Approvals; No Conflicts. Subject to the recording of any of the Seller’s Documents as appropriate, (i) except for the consents and approvals which shall be obtained by Seller pursuant to Section 8.3.6 (the “Required Consents”), to Seller’s Knowledge, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by the Seller of any of the Seller’s Documents, or the performance by the Seller of any of its obligations under this Agreement or any of the Seller’s Documents or the consummation by the Seller of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval has been or will be obtained by the Seller prior to Closing and (ii) neither the execution and delivery by the Seller of this Agreement or any of the Seller’s Documents, nor the performance by the Seller of any of its obligations under this Agreement or any of the Seller’s Documents, nor the consummation by the Seller of the transactions described in this Agreement, will (A) violate any provision of the Seller’s organizational or governing documents, (B) to Seller’s Knowledge, violate any Applicable Law to which the Seller is subject, (C) to Seller’s Knowledge, result in a violation or breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel, any of the Ground Leases, Existing Third-Party Leases or any of the Contracts, or (D) result in the creation or imposition of any lien or encumbrance on any of the Assets or any portion thereof.

5.1.5 Condemnation. The Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to the Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property or any portion thereof.

5.1.6 Compliance with Applicable Law. The Seller has not received any written notice of, and to Seller’s Knowledge there is no, violation of any Applicable Law with respect to any of the Real Property which has not been cured or dismissed with prejudice.

5.1.7 Litigation. The Seller has not (i) been served with any court filing in any litigation with respect to any Assets or the Business in which the Seller is named a party which has not been resolved, settled or dismissed and which could otherwise reasonably result in an adverse affect on the Real Property, the Business, or Seller’s title to any of the Assets, or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to any Assets or the Business which has not been resolved, settled or dismissed with prejudice and which could reasonably result in an adverse affect on the Business or the Assets.

5.1.8 Taxes. All Taxes which would be delinquent if unpaid will be paid in full prior to Closing or prorated at Closing as part of the Pro-rations pursuant to Article IX; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. The Seller has not received any written notice for an audit or delinquency of any Taxes with respect to any portion of the Real Property which has not been resolved or completed. Seller is not currently contesting any Taxes with respect to any portion of the Real Property. To the Seller’s Knowledge, all sales, use and payroll taxes to which the Business is subject have been paid and all tax returns and reports have been duly filed.

5.1.9 Licenses and Permits. The Seller has all licenses, permits, consents, authorizations, approvals, registrations, orders, franchises and certificates of any Governmental Authority necessary for the operation of the Business as currently conducted, all of which are included among the Licenses and Permits other than the Liquor Licenses. Except with respect to any current renewal application submitted in the ordinary course of Seller’s business, all Licenses and Permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension, revocation, non-renewal or cancellation of any of such items are pending or, to the Knowledge of the Seller, threatened. With respect to such current renewal applications, Seller acknowledges that it is diligently and in good faith pursuing such renewals and, to Seller’s Knowledge, there are no conditions or state of facts which would result in any of the applicable Licenses or Permits not being renewed in the applicable jurisdictions in a timely manner. The Seller has made available to the Purchaser a true and complete copy of the Licenses and Permits. A complete listing of the Licenses and Permits is attached hereto as Schedule 5.1.9.

5.1.10 Possession. Other than the Existing Third-Party Leases, the Seller has not granted to any party any license, lease or other right relating to the use or possession of the Real Property or any part thereof.

5.1.11 Purchase Rights. Except as disclosed in this Section 5.1.11, there are no purchase contracts, options or other agreements of any kind, whereby any Person other than the Purchaser has or will have any right to acquire title to all or any portion of the Assets. Purchaser hereby acknowledges that the Tampa Existing Third-Party Lease contains a purchase right benefiting the Third-Party Lessee thereunder. Purchaser acknowledges that, at Closing, it will acquire the Tampa Site subject to such purchase right.

5.1.12 Contracts. Schedule 5.1.12 attached hereto sets forth a true, correct and complete list of the Contracts. The copies of the Contracts heretofore delivered to the Purchaser are true, correct and complete. With respect to each such Contract: (a) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms and conditions following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; (iv) no party has repudiated any provision of the Contract; and (v) no Contract has, or shall have, a term extending beyond the expiration of the terms of the New Operating Leases. The consent of all Persons whose consent for such assignment is required has been or will be secured by Seller on or prior to the Closing Date.

5.1.13 Municipal Assessment/Notices. To Seller’s Knowledge, there are no outstanding unpaid municipal assessment notices against the Assets. Seller has not received any written notice from any Governmental Authority concerning the existence of any presently uncorrected violation of any Applicable Law with respect to the Assets.

5.1.14 Bankruptcy. Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Seller has not ceased to pay its debts as they become due. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Seller has not been adjudicated as bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Seller has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

5.1.15 Labor and Employment Matters. There exists no union, strikes, work stoppage, or to Seller’s Knowledge any union organizing, in respect of the Business, nor has Seller received a petition or been asked within the past twelve (12) months by any Person to negotiate in connection with entering into any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other person representing or seeking to represent any Employees. Seller is not a party to any collective bargaining agreement or relationship with any labor union which affects the Real Property. Seller acknowledges that Purchaser will at no time employ or be deemed to employ any Employees of the Business and that Seller shall be responsible for the payment of all costs associated with any and all Employees of the Business or at the Real Property prior to Closing in its capacity as Seller, and Operating Lessee shall be solely responsible for the payment of all costs associated with the Employees from and after Closing in its capacity as the tenant under the Lease. Accordingly, Seller shall indemnify, defend and exonerate and save Purchaser harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom, including, without limitation, any and all liability arising under the WARN Act as a result of the transactions contemplated herein.

5.1.16 ADA, WARN and COBRA. Seller has not received any written notice of any violation of, and, to Seller’s Knowledge, there is no violation of, any provision of Applicable Law (including, but not limited to, the Americans with Disabilities Act, the WARN Act, the COBRA and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of the Real Property, which violation has not been remedied.

5.1.17 Construction Contracts. At Closing, there will be no outstanding Contracts made by the Seller for the construction, development or repair of any Improvements which have not been fully paid for or provision for the payment of which has not been made by the Seller and the Seller shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not insured over the Title Company or bonded over pursuant to Applicable Law.

5.1.18 Insurance Policies. Seller has not received written notice from any insurance carrier of defects or inadequacies in the Real Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

5.1.19 General Condition of Property. Except as otherwise disclosed to Purchaser in writing, all material aspects of the Real Property as of the Closing Date, will be in good working order and repair, and, to Seller’s Knowledge, mechanically and structurally sound, and free from all material defects in materials and workmanship, subject to wear and tear in the ordinary course of business.

5.1.20 Environmental Condition of Property. To Seller’s Knowledge, except as set forth in the Property Condition Evaluations and the Environmental Reports, (i) there are no underground storage tanks on the Real Property, (b) the Real Property does not contain any Hazardous Substances in violation of Environmental Laws, and (c) there are no Environmental Claims or Environmental Liabilities in respect of the Real Property.

5.1.21 Management Agreements. As of the Closing Date, neither Seller nor its Affiliates will be a party to any management agreement or operating lease with respect to the Real Property, other than the New Operating Leases and the Amended Third-Party Leases.

5.1.22 Compliance with Permitted Encumbrances. The Seller has neither received, nor given, any written notice of any violation of any Permitted Encumbrance which has not been cured or dismissed.

5.1.23 Insurance. The Seller’s Due Diligence Materials set forth a correct and complete list of each insurance policy maintained by the Seller with respect to the Real Property and the Business.

5.1.24 Finders and Investment Brokers. The Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Seller in connection with the transactions described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

5.1.25 Foreign Person. The Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.1.26 Financial Statements. To Seller’s Knowledge, the financial statements for the Business and Real Property which have been or shall be provided to the Purchaser: (i) are true and complete copies in all material respects of the operating statements for such period prepared by the Seller with respect to the Business; and (ii) have been prepared in accordance with GAAP and present fairly, in all material respects, the operation results of the Business for the periods covered by such income statements, subject to standard year-end adjustments for any year to date income statements.

5.1.27 ERISA. Neither (i) any assets of Seller, nor (ii) any funds to be used by Seller with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Seller is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For purposes of this Agreement, the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

5.1.28 Intellectual Property. Seller currently owns or has rights to use, and shall as of the Closing Date own and have rights to use, all Intellectual Property necessary to operate the Business as it is currently being operated, and shall, as of Closing provide Purchaser with a non-exclusive license to use such Intellectual Property pursuant to an Intellectual Property License Agreement substantially in the form of Exhibit H attached hereto (“Intellectual Property License Agreement”). For the purposes of this Agreement, “Intellectual Property” shall mean, as used or to be used in connection with the Assets or the operation of the Business, (i) any patent, copyright, trademark, service marks, trade dress, trade name, licenses, franchises, websites or domain name (regardless of whether such rights have been registered); (ii) registrations and applications for registration of any of the foregoing rights listed in clause (i) of this definition; (iii) trade secrets, confidential information, know-how, moral rights, processes, goodwill and other intangible assets of Seller; (iv) data of any kind, including rights to use personally-identifiable information relating to any natural person or any e-mail address; and (v) any other proprietary or intellectual property rights of any kind. Schedule 5.1.28 attached hereto sets forth a true, complete and accurate list of all Intellectual Property owned by Seller and/or its Affiliates, and the federal and/or state registration numbers with respect thereto, if any. Seller does not have any rights to use the names “Grand Prix” and “Putt Putt”. Seller not has received notification of any claims or actions by any party disputing or challenging Seller’s rights to use any such Intellectual Property.

5.1.29 Labor Disputes. During the three (3) years preceding the date hereof, the Business has not experienced any material labor disputes. There are no outstanding claims or actions or, to the Seller’s Knowledge, threatened claims or actions, by any current or former Employee of the Seller against Seller or the Business.

5.1.30 Personal Property. Seller holds good and marketable title to, and the entire right, title and interest in and to, the Personal Property, free and clear of any and all leases, liens, encumbrances, liabilities or other claims, except as set forth in Section 5.1.3 hereof. The Personal Property includes, without limitation, the Personal Property referenced on Schedule 5.1.30 attached hereto.

5.1.31 Patriot Act. Seller and its officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons,” or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

5.1.32 Water Rights. The Water Rights constitute all rights necessary for the collection, discharge and dispersal of water and for the continued irrigation and operation of the Assets.

5.1.33 Effluent Discharge Rights. The Effluent Discharge Rights constitute all rights necessary for the discharge of effluent in connection with the operation of the Assets.

5.1.34 Pesticide and Fertilizer Management. The Seller has managed all pesticides and fertilizers stored at or used in connection with the Assets in accordance with the management programs created in connection therewith. Seller has provided Purchaser with true, correct and complete descriptions of all such management programs.

5.1.35 Existing Use. The Assets, the use thereof and the condition thereof do not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Assets and are not designated by any Governmental Authority to be in a flood plain area. To Seller’s Knowledge, there are no conditions or state of facts which would preclude, materially limit or materially restrict the use of the Assets for the existing uses and other uses ancillary thereto.

5.1.36 Restriction of Access. To Seller’s Knowledge, there are no current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Real Property from any highway or road leading directly to or abutting any part of the Real Property.

5.1.37 Third Party Assets; Corporate Assets/Assets Unrelated to Sites. There are no (i) Third-Party Assets other than as set forth on Schedule 2.3.2 attached hereto, or (ii) Corporate Assets other than as set forth on Schedule 2.3.5 attached hereto.

5.1.38 Utilities. All public utilities including, without limitation, sewer, water, electric, gas, and telephone, required for the operation of the Business as currently operated are installed and lawfully operating, and all installation and connection charges therefor have been paid in full. Seller has not received any notice stating that the provision of utilities violates any public or private easement.

5.1.39 Surrounding Activity. To Seller’s Knowledge, there is no existing condition or issue with respect to property surrounding or near the Real Property that could have a material adverse affect on the Real Property or the Business.

5.1.40 Operating Lessee. Operating Lessee is an Affiliate of Seller.

5.1.41 Alcoholic Beverages. Except with respect to the Tampa Site, no beer, wine or alcohol of any kind is provided and/or sold in any manner by Seller or any of its Affiliates or any Third-Party Lessee at, on or with respect to any of the Sites. Except with respect to the Liquor License issued, or to be issued, authorizing the sale/provision of beer, wine and/or alcohol at the Tampa Site, neither Seller, nor any of its Affiliates nor any Third-Party Lessee owns or possesses any rights with respect to any liquor license, or similar permit or license, permitting the provision or sale of beer, wine or other alcohol of any kind at, on or with respect to any of the Sites.

5.1.42 Ground Leases; New Operating Leases; and Existing Third-Party Leases/Amended Third-Party Leases. Seller represents and warrants that the Ground Leases and the Existing Third-Party Leases are in full force and effect, and no party thereto is in breach or default under any obligation thereunder, or any provision thereof.

5.2 The Purchaser’s Representations and Warranties. To induce the Seller to enter into this Agreement and to consummate the transactions described in this Agreement, the Purchaser hereby makes the representations and warranties in this Section 5.2, upon which the Purchaser acknowledges and agrees that the Seller is entitled to rely, and as of Closing shall provide a certificate in the form of Exhibit I attached hereto reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.2.1 Organization and Power. The Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. The Purchaser has full power and authority to execute and deliver this Agreement and, upon the approval of the Board of Director’s of Purchaser, which approval shall be obtained during the Due Diligence Period, all other documents to be executed and delivered by the Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of the Purchaser arising under this Agreement and each of the Purchaser’s Documents. The execution and delivery by the signer on behalf of the Purchaser of this Agreement and, when executed and delivered, each of the Purchaser’s Documents, and the performance by the Purchaser of its obligations under this Agreement, and when executed and delivered, each of the Purchaser’s Documents, has been, or as of Closing, will be, duly and validly authorized by all necessary actions by the Purchaser. This Agreement and, when executed and delivered, each of the Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its and their terms.

5.2.3 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by the Purchaser of this Agreement or any of the Purchaser’s Documents, the performance by the Purchaser of any of its obligations under this Agreement or any of the Purchaser’s Documents, or the consummation by the Purchaser of the transactions described in this Agreement or any of the Purchaser’s Documents, other than the written consent and approval of the Purchaser’s Board of Directors. Except as specifically set forth in the previous sentence, neither the execution and delivery by the Purchaser of any of the Purchaser’s Documents, nor the performance by the Purchaser of any of its obligations under any of the Purchaser’s Documents, nor the consummation by the Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of the Purchaser; (B) violate any Applicable Law to which the Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of the Purchaser’s properties are subject.

5.2.4 Finders and Investment Brokers. The Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

5.2.5 ERISA. Neither (i) any assets of Purchaser, nor (ii) any funds to be used by Purchaser with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Purchaser is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Purchaser, nor the performance by Purchaser of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

ARTICLE VI

COVENANTS

6.1 Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the Seller’s Due Diligence Materials, the Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets or the Business which is not generally known to the public shall be kept confidential and the Parties agree that they shall not disclose such information to any person or entity, other than to their respective counsel, shareholders, directors, lenders, advisors, consultants or employees or otherwise as required by Applicable Law or already in the public domain. Nothing herein shall restrict or limit the Seller from communicating with tenants or other parties in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or the Purchaser from contacting Seller’s company officials, property engineers and architects, and other third party consultants assisting the Purchaser in its investigation of the Real Property, subject to Section 6.1.3.

6.1.2 Public Announcements. No Party shall have the right to make a public announcement or disclosure regarding the transactions described in this Agreement without the prior approval of the other Party. The Seller and the Purchaser shall approve the timing, form and substance of any such public announcement or disclosure, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement or disclosure under Applicable Law, in which case no such approval by the other Party shall be required.

6.1.3 Communication with Governmental Authorities. The Purchaser and its representatives and consultants shall have the right to review building department, health department and other local Governmental Authority records with respect to the Real Property and the operation of the Business and request written or verbal confirmation of zoning and any other compliance by the Real Property or the Business with any Applicable Laws.

6.2 Improvements. Any improvements or other work at the Real Property performed prior to Closing, and any costs or expenses incurred in connection therewith, shall be the responsibility of the Seller.

6.3 Conduct of the Business.

6.3.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Seller shall conduct the Business in the Ordinary Course of Business, including, without limitation, (i) performing maintenance and repairs for the Assets in the Ordinary Course of Business, (ii) maintaining insurance coverage consistent with the Seller’s risk management policies in place as of the date hereof, and (iii) maintaining the Consumables at a level that is consistent with Par Consumables Level (as defined below). As used herein, “Par Consumables Level” means, with respect to each category of Consumables, the greater of (1) the amount of Consumables maintained by the Business, and/or located at the Real Property, in the ordinary course of the day to day operation of the Business, in accordance with its current operating budget and in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the twelve (12) months preceding the Effective Date, or (2) the standard amount of Consumables maintained in the ordinary course of the operation of businesses of like quality and size to this Business.

6.3.2 Contracts. Subject to the last sentence of this Section 6.3.2, from the date of this Agreement until the Closing or earlier termination of this Agreement, the Seller shall neither, (i) amend, extend, renew or terminate any existing Contracts without the Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, nor (ii) enter into any new Contracts, leases, license agreements or management agreements with respect to the Business or Real Property, without the Purchaser’s prior written consent, which may be granted or withheld in its sole discretion. Notwithstanding the foregoing, Purchaser’s prior written consent shall not be required for any of the actions set forth in clauses (i) and (ii) of this Section 6.3.2 if the Contracts are terminable upon at least thirty (30) days’ notice, without penalty or fee.

6.3.3 Ground Leases and Existing Third-Party Leases. From the date of this Agreement until the Closing, Seller shall perform under and comply with (or cause its applicable Affiliates to perform under and comply with) all terms and conditions of the Ground Leases and Existing Third-Party Leases.

6.3.4 Title. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Seller shall not create any Title Exception which adversely affects any portion of the Real Property.

6.4 Licenses and Permits. Purchaser shall be responsible for obtaining the transfer of all such Licenses and Permits (to the extent transferable) which are required or desirable for the operation of the Business that Purchaser may require Seller to transfer to Purchaser or to Operating Lessee or a Third-Party Lessee, as applicable, if Purchaser so directs. Purchaser shall, as promptly as possible after the execution of this Agreement, submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and the Seller shall reasonably cooperate with the Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to the Purchaser. Notwithstanding the foregoing, unless prohibited by Applicable Law, Purchaser may elect to have Seller assign some or all of such Licenses and Permits to Operating Lessee in connection with its leasing of the Assets pursuant to the New Operating Leases, in which event Seller shall be responsible for the transfer of all such Licenses and Permits. Notwithstanding the foregoing, Seller shall, at Seller’s sole cost and expense, transfer all liquor licenses necessary for the operation of the Business to the Operating Lessee or applicable Third-Party Lessee, as applicable, as of Closing pursuant to the terms and provisions of Section 6.13 hereof.

6.5 Tax Contests.

6.5.1 Taxable Period Terminating Prior to Closing Date. The Seller shall have the right (in common with Purchaser) to commence, continue and settle any proceeding to contest any Taxes relating to the Assets, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, the Seller shall indemnify, pay, save and hold the Purchaser harmless from and against any Indemnification Loss incurred by the Purchaser as a result of the Seller exercising its rights under this Section 6.5.1. This Section 6.5.1 shall survive the Closing for such period of time as the New Operating Leases are in effect.

6.5.2 Cooperation. The Seller and the Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de-minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 6.5.2 shall survive the Closing.

6.6 Notices and Filings. The Seller and the Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de-minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Contracts or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Real Property, the Business or the other Assets.

6.7 Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, the Seller and the Purchaser shall use commercially reasonable efforts to (i) obtain all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and

(ii) effect all registrations and filings required under this Agreement or Applicable Law. After the Closing, the Seller and the Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement as may be necessary.

6.8 Compliance; Property Maintenance. From the date of this Agreement until the Closing or termination of this Agreement, (i) Seller shall perform under and comply with the Contracts, Licenses and Permits and shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same); (ii) Seller shall maintain the Assets in good condition and repair in accordance with industry standards and current operating standards, and maintain adequate supplies and inventory, all pursuant to a commercially reasonable and prudent course of business (such obligation to include the maintenance of Seller’s casualty and liability insurance policies in such course of business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain; and (iii) Seller shall not sell, remove or otherwise dispose of any significant items of Personal Property (other than supplies or materials used in connection with the operation or maintenance of the Business, which supplies or materials shall be replaced as used) unless replaced with an item of like value, quality and utility.

6.9 Estoppel Certificate. Seller shall use commercially reasonable efforts to obtain estoppel certificates and deliver the same to Purchaser at least five (5) business days prior to the Closing Date, from any third-party reasonably required by Purchaser as a result of its due diligence regarding the Assets (the “Third-Party Estoppels”), in forms satisfactory to Purchaser, including, without limitation, estoppel certificates from any lessees or tenants under lease agreements regarding the Real Property or regarding personal property used in the operation of the Business, any service or maintenance contracts and regarding any easement agreements. In the event that Seller has been unable, prior to the Closing Date, to obtain any requested Third-Party Estoppels, such failure shall not constitute a default of Seller hereunder provided that Seller used commercially reasonable efforts to obtain the same and at Closing Seller delivers a certificate from an officer of Seller certifying that such agreement is in full force and effect, that all amounts due from Seller as of Closing have be paid, and that no defaults exist with respect to any such agreement.

6.10 Exclusivity. Seller covenants and agrees to refrain during the term of this Agreement from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale or refinancing of the Assets or any portion thereof or an interest therein, and will deal exclusively with Purchaser in good faith towards the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein. Each Party hereby agrees to deal with the other Party in good faith towards the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

6.11 Employees.

6.11.1 Notice. Seller will take all actions necessary to ensure compliance with the WARN Act pursuant to Section 5.1.16 above and shall indemnify, save, pay, defend and hold harmless Purchaser from and against any and all liability relating to a failure to take any action or to provide any notice required under the WARN Act or any applicable state law.

6.11.2 Liability of Seller and Purchaser. Seller shall and hereby agrees to indemnify and save Purchaser harmless from and against any liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to employees on account of services rendered prior to or after Closing. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or pro-ration of medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “Benefits”) and Seller shall remain liable for and hereby indemnifies, pays, saves and holds Purchaser harmless from and against all Benefits due to employees under plans in which Business employees participate prior to or after Closing, and all payments due on the plans providing such Benefits. Seller shall also remain responsible for and hereby indemnifies, pays, saves and holds Purchaser harmless from any severance pay which may become due to any of the employees whose employment ends at or prior to Closing as a result of this transaction, whether due to Seller’s employment policies or as a matter of law. Seller agrees to give all affected employees notice of termination of participation of employees working at the Business in any applicable 401(K) or other pension or retirement plan affecting the employees.

6.11.3 Indemnities. Seller shall indemnify, save, pay and hold Purchaser harmless from and against any claim by any Business employee, for Seller’s failure to pay (a) such employees’ wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes prior to and after the Closing Date as to which they may be entitled, (b) benefits, whenever due, provided under plans in which Business employees participated prior to or after Closing, and (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA related to employees arising prior to or after Closing.

6.12 Termination of Existing Affiliate Leases. On or before Closing, Seller shall terminate all Existing Affiliate Leases, and shall provide evidence of same to Purchaser reasonably satisfactory to Purchaser in its sole discretion. Seller shall not have any obligation to terminate the Existing Third-Party Leases.

6.13 Liquor Licenses. Seller shall, at Seller’s sole cost and expense, either transfer all liquor licenses necessary for the operation of the Business in accordance with current operating standards (the “Liquor Licenses”) to the Operating Lessee or applicable Third-Party Lessee, as applicable, as of Closing, or apply for and obtain new liquor licenses necessary for the operation for the Business in the name of Operating Lessee or applicable Third-Party Lessee, as applicable, as of Closing.

ARTICLE VII

CLOSING CONDITIONS

7.1 Purchaser’s Closing Conditions. The Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1 The Seller’s Deliveries. All of the Seller’s Closing Deliveries shall have been delivered to the Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Purchaser at Closing.

7.1.2 Representations and Warranties. The representations or warranties of the Seller in this Agreement shall be true and correct in all material respects as of the Closing (or as such other date to which such representation and warranties expressly were made).

7.1.3 Covenants and Obligations. The covenants and obligations of the Seller in this Agreement shall have been performed in all material respects.

7.1.4 Change in Environmental Condition of Property. No event shall have occurred following the date of this Agreement and prior to the Closing Date which would result in a violation of any Environmental Law with respect to the Land and which was not caused by Purchaser’s entry upon or inspection of the Land.

7.1.5 Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.6 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.7 New Operating Leases; Amended Third-Party Leases. The New Operating Leases shall be fully executed by Operating Lessee, and the Amended Third-Party Leases shall by fully executed by Operating Lessee and the Third-Party Lessees, each in the form agreed to during the Lease Negotiation Period.

7.1.8 Encumbrances. The liens, encumbrances, mortgages, security instruments and adverse claims with respect to the Existing Mortgage Financing shall have been paid, satisfied, released, removed or otherwise expunged in all respects, and, other than with respect to the Permitted Encumbrances, all Real Property and Personal Property shall be free of same.

7.1.9 Required Acquisitions. The Required Acquisitions shall have been consummated, and Seller shall have provided evidence of same to Purchaser, all in accordance with Section 3.6 hereof.

7.1.10 Obtaining Approval of Transfer of Ground Lease Interests. All of the covenants and obligations of Seller in this Agreement shall have been performed in all material respects, including, with limitation, Seller’s obligation to obtain and deliver to Purchaser, written proof, in form and substance satisfactory to Purchaser, in Purchaser’s reasonable discretion, of any and all necessary authorizations, consents or approvals from (i) the ground lessors in connection with the Ground Leases and the New Operating Leases, pursuant to Section 8.3.6 hereof, or (ii) from any other Governmental Authorities or as may otherwise be required under Applicable Law, in connection with any of the transactions contemplated under hereunder.

7.2 Failure of Any Purchaser’s Closing Condition. If any of the Purchaser’s Closing Conditions is not satisfied at the Closing (a “Purchaser’s Closing Condition Failure”), then the Purchaser shall have the right, in the Purchaser’s absolute discretion, to either (i) terminate this Agreement by providing written notice to the Seller, in which case the Deposit shall be refunded to the Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) complete the transactions set out herein and thereby waive all such conditions; provided, however, if such Purchaser Closing Condition Failure results from a Seller’s Default of its representations, warranties, covenants and/or obligations hereunder, Purchaser shall have the rights set forth in Section 10.1 (except that if such Seller’s Default is a result of Seller’s failure, despite using diligent and good faith efforts, to obtain any Required Consent or any fully-executed Amended Third-Party Lease, then the foregoing proviso shall not apply and Purchaser’s rights shall instead be governed by clauses (i) and (ii) without such proviso).

7.3 Seller’s Closing Conditions. The Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller’s Closing Conditions”):

7.3.1 Receipt of the Purchase Price. The Purchaser shall have paid to the Seller or deposited with Escrow Agent with irrevocable written direction to disburse the same to the Seller, the Purchase Price (as adjusted for Pro-rations pursuant to Article IX).

7.3.2 Purchaser’s Deliveries. All of the Purchaser’s Closing Deliveries shall have been delivered to the Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Seller at Closing.

7.3.3 Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

7.3.4 Covenants and Obligations. The covenants and obligations of the Purchaser in this Agreement shall have been performed in all material respects.

7.3.5 New Operating Leases. The New Operating Leases shall be fully executed by Purchaser in the form agreed to during the Lease Negotiation Period.

7.3.6 Consents/Approvals of Ground Lessors. With respect to each Ground Lease, Seller shall have obtained the Required Consents.

7.4 Failure of the Seller’s Closing Conditions. If any of the Seller’s Closing Conditions is not satisfied at the Closing (a “Seller’s Closing Condition Failure”), then the Seller shall have the right, in the Seller’s absolute discretion, to either (i) terminate this Agreement by providing written notice to the Purchaser, in which case the Deposit shall be disbursed to the Seller in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein and thereby waive all such conditions; provided, however, if such Seller Closing Condition Failure results from a Purchaser’s Default of its representations, warranties, covenants and/or obligations hereunder, Seller shall have the rights set forth in Section 10.2.

ARTICLE VIII

CLOSING

8.1 Closing Date. The closing of the transactions described in this Agreement (the “Closing”) shall occur on that date which is mutually agreed to in writing by the Seller and the Purchaser, but in any event on or before the date which is fifteen (15) days after the expiration of the Due Diligence Period (the “Outside Closing Date”). The date on which the Closing occurs or is scheduled to occur is referred to herein as the “Closing Date”. If the Parties cannot agree on a Closing Date, the Closing Date will be the Outside Closing Date.

8.2 Closing Escrow. The Closing shall take place by means of a Title Company escrow (the “Closing Escrow”), in which case at or prior to the Closing (i) the Purchase Price to be paid by the Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by the Seller and the Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted for Pro-rations pursuant to Article IX) and the Deposit shall be disbursed to the Seller and the documents deposited into the Closing Escrow shall be delivered to the Seller and the Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3 Seller’s Closing Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to Escrow Agent all of the documents, each of which shall have been duly executed by the Seller (or such other party as specifically set forth therein) and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Seller’s Closing Deliveries”), as follows:

8.3.1 Closing Certificate. A closing certificate substantially in the form of Exhibit B attached hereto, together with a copy of all appropriate resolutions, consents and approvals.

8.3.2 Deeds. Special Warranty Deeds substantially in the form of Exhibit C attached hereto but with such modifications necessary to conform to the forms of special warranty deeds required by each jurisdiction where each applicable Real Property is located, conveying the applicable Real Property to the Purchaser, subject only to the Permitted Encumbrances.

8.3.3 Bills of Sale. A Special Warranty Bill of Sale substantially in the form of Exhibit D attached hereto, transferring the Personal Property and Consumables to the

Purchaser on the terms set forth therein; provided, however, Purchaser, in Purchaser’s sole discretion, shall have the right to direct Seller to transfer the Consumables directly to the Operating Lessee at Closing.

8.3.4 Assignment and Assumption of Intangible Assets. An Assignment and Assumption of Intangible Assets substantially in the form of Exhibit E attached hereto, assigning without representation or warranty the Intangible Assets to Purchaser, or such other party as Purchaser may direct, but specifically excluding any Seller Liabilities related thereto, on the terms set forth therein.

8.3.5 Assignment and Assumption of Contracts. An Assignment and Assumption of Contracts substantially in the form of Exhibit F attached hereto, assigning the Contracts to Purchaser, but specifically excluding any Seller Liabilities related thereto, on the terms set forth therein; provided, however, Seller shall assign, if Purchaser so directs in Purchaser’s sole discretion, some or all of the Contracts, Licenses and Permits and Liquor Licenses directly to the Operating Lessee or applicable Third-Party Lessee, as applicable, at Closing.

8.3.6 Consent, Assignment and Assumption and Estoppel of Ground Leases. With respect to each of the Bakersfield Ground Lease, the Raleigh Ground Lease, each Lubbock Ground Lease and the Scottsdale Ground Sub-Lease, a Consent, Assignment and Assumption and Estoppel of Ground Lease substantially in the form of Exhibit G attached hereto, consenting to the assignment of the applicable Ground Lease Interests to Purchaser and the subsequent sublease to Operating Lessee and further sub-sublease to the Third-Party Lessee where applicable, assigning the applicable Ground Lease Interests to Purchaser, and providing an estoppel with respect to the applicable Ground Lease. In the case of the Scottsdale Ground Lease, a Consent and Estoppel of the ground lessor consenting to the assignment of the Ground Lease Interests with respect to the Scottsdale Ground Sub-Lease to Purchaser and the subsequent sub-sub lease to Operating Lessee, and providing an estoppel with respect to the Scottsdale Ground Lease.

8.3.7 Intellectual Property License Agreement(s). An Intellectual Property License Agreement (or Intellectual Property License Agreements, if applicable) substantially in the form of Exhibit H attached hereto.

8.3.8 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from the Seller to issue the Title Policies.

8.3.9 Other Declarations. Any real estate transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Real Property.

8.3.10 FIRPTA Certificates and Title Affidavits. An affidavit from the Seller with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder) and any similar state tax requirements and an affidavit from the Seller in favor of the Title Company which shall be sufficient to delete the standard exceptions from the title policy that the Seller has not done or caused to be done any work on the Real Property that has not been paid for and as to which mechanics’ liens or builders’ liens may be filed against the Real Property following the Closing.

8.3.11 Original Documents. To the extent not previously delivered to the Purchaser, and to the extent in the possession or control of Seller and/or its Affiliates, all originals (or copies if originals are not available) of the Contracts, Licenses and Permits, Books and Records, keys and lock combinations, which shall be located at the Real Property on the Closing Date and deemed to be delivered to the Purchaser upon delivery of possession of the Real Property, provided, however, that the Seller shall have the right to (i) redact and reformat any Books and Records which include data or other information pertaining to any other commercial properties owned, managed or franchised by the Seller, and (ii) retain copies of any Books and Records delivered to the Purchaser;

8.3.12 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.3.13 Authority Documents. A corporate resolution, and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Seller.

8.3.14 Estoppel Certificates. All Third Party Estoppels required by this Agreement to the extent actually received by the Seller, or such certificates of Seller in lieu thereof contemplated pursuant to Section 6.9.

8.3.15 Property Related Deliveries. On the Closing Date, to the extent the foregoing have not heretofore been delivered to Purchaser and to the extent in Seller’s or its Affiliates’ possession, Seller shall cause to be delivered to Purchaser: (i) any plans and specifications for the Improvements; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements, to the extent available and in Seller’s possession or control; (iii) all keys and duplicate keys for the Improvements; (iv) originals, or copies if originals are not available, of all Contracts that will remain in effect after the Closing; (v) all certificates of occupancy, permits and licenses for the Real Property; (vi) all books and records relating to the operation of the Business, whether kept in paper or electronic form; (vii) certificates of title to any and all vehicles, which title shall show the transfer from Seller to Purchaser; and (viii) all other materials necessary for the continuity of Business, together with all files, advertising and promotional information and materials.

8.3.16 Termination of Management Agreements and Operating Leases. Evidence reasonably satisfactory to Purchaser evidencing the termination of any existing management agreements and/or operating leases (other than the Existing Third-Party Leases) with respect to the Real Property or the Business, including, without limitation, the Existing Affiliate Leases.

8.3.17 New Operating Leases; Amended Third-Party Leases. Fully-executed counterparts of the New Operating Leases and Amended Third-Party Leases.

8.3.18 Existing Mortgage Financing. Evidence, satisfactory to Purchaser in its reasonable discretion, that the Existing Mortgage Financing has been, or will be by Closing, paid in full and satisfied in all respects.

8.3.19 Other Documents. Such other documents and instruments as may be reasonably requested by the Purchaser or the Title Company in order to consummate the transactions described in this Agreement.

8.4 Purchaser’s Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to the Seller all of the documents, each of which shall have been duly executed by the Purchaser and acknowledged (if required), and other items, set forth in this Section 8.4 (the “Purchaser’s Closing Deliveries”), as follows:

8.4.1 Purchase Price. The Purchase Price (as adjusted for Pro-rations pursuant to Article IX) to be paid by the Purchaser.

8.4.2 Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Purchase Price to the Seller.

8.4.3 Closing Certificate. A closing certificate in the form of Exhibit I attached hereto, together with all exhibits thereto.

8.4.4 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by the Seller under Section 8.3 which require execution by the Purchaser;

8.4.5 Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Purchaser.

8.4.6 New Operating Leases. Fully-executed counterparts of the New Operating Leases.

8.4.7 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Purchaser to issue the Title Policies.

8.4.8 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.4.9 Other Documents. Such other documents and instruments as may be reasonably requested by the Seller or the Title Company in order to consummate the transactions described in this Agreement.

8.5 Possession. The Seller shall deliver possession of the Assets to the Purchaser, subject only to the Permitted Encumbrances, upon completion of the Closing.

ARTICLE IX

PRO-RATIONS AND EXPENSES

9.1 Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Real Property as may be necessary to make the adjustments and Pro-rations to the Purchase Price as set forth in Sections 9.2 and 9.3 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Pro-rations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reported after the Closing as expressly set forth in Section 9.2.

9.2 Pro-rations.

9.2.1 Taxes and Assessments. Seller shall be responsible for payment of all Taxes that accrue prior to Closing in its capacity as Seller under this Agreement. All non-delinquent real estate taxes and assessments on the Sites will be prorated as of the Closing Date based on the actual current tax bill. If the Closing takes place before the real estate taxes are fixed for the tax year in which the Closing Date occurs, an estimate of real estate taxes will be made on the basis of the real estate taxes for the immediately preceding tax year and the Parties shall make an equitable adjustment promptly after such taxes are precisely determined. All delinquent taxes and all delinquent assessments, if any, on the Sites will be paid at Closing from funds accruing to Seller.

9.2.2 General Operating Income and Expenses. Except as set forth herein, the Parties acknowledge and agree that any other income and expense items that are customarily prorated in transactions of this nature, including, without limitation but without duplication of any other provision herein, pre-paid expenses, dues, locker fees, storage fees, rain checks (on the basis of 100% of the face value), outstanding free passes (on the basis of 100% of the face value) and gift certificates (on the basis of 100% of the face value), shall be prorated at Closing.

9.2.3 Event Deposits: Purchaser shall receive a credit for all prepaid deposits for any outings, birthday parties and other reservations at the Sites (the “Event Deposits”), solely pertaining to any events occurring after Closing, unless such Event Deposits are transferred to Purchaser at Closing.

9.2.4 Income and Expense. The Parties hereby agree all income received from the operation of the Business at the Sites through the day before Closing shall be the property of Seller; accordingly, all expenses derived that from the operation of the Business at the Sites through the day before Closing shall be the obligation of Seller. All income received with the operation of the Business at the Sites as of and after the Closing Date shall be the property of Purchaser (subject to the terms and provisions of the New Operating Leases); accordingly, all expenses derived from the operation of the Business at the Sites as of and after the Closing Date shall be the obligation of Purchaser (subject to the terms and provisions of the New Operating Leases).

9.2.5 Method of Pro-ration: All pro-rations will be made as of midnight of the day before Closing, based on a 365-day year or a 30-day month, as applicable, with Seller retaining all income and revenue and paying all expenses accrued as of said date.

9.3 Taxes. All sales, privilege, use and occupancy taxes, if any, due or to become due in connection with the operation of the Real Property or revenues received from the Real Property prior to the Closing Date will be paid by the Seller. The Seller shall also be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to any use of the Real Property for periods of time prior to the Closing Date, or any improper or inadequate assessment of the Real Property for the period prior to the Closing. The Seller shall be entitled to any refunds of any taxes arising out of or relating to any use of the Real Property for periods of time prior to and including the Closing Date.

9.4 Cash and Utility Deposits. All cash on hand, escrow and reserve accounts of the Seller, utility or other deposits made by the Seller (other than tenant security deposits and other deposits), accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of the Seller. The Seller shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Real Property through and including the day preceding the Closing Date in its capacity as Seller hereunder.

9.5 Employees. If applicable, the Seller will comply with the notice requirements under the WARN Act, COBRA, or any similar federal, state or local legislation with respect to any employees terminated by the Seller in connection with this transaction. It is expressly understood and agreed that the Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of the Seller attributable to any time period up to, upon and after the Closing.

9.6 Reconciliation and Final Payment. The terms and provisions of this Article IX shall survive Closing. The amount of the pro-rations have initially been performed by Seller at Closing, but will be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not readily available at the Closing. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing.

9.7 Purchaser Acquisition Costs. In addition to the Purchase Price, Purchaser shall pay for, and Seller shall not under any circumstances have any liability or obligation under this Agreement in connection with, the following items in connection with this transaction (“Purchaser Acquisition Costs”): (i) the fees and expenses incurred by the Purchaser for the Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses of the Purchaser’s attorneys, accountants and consultants; (iii) the fees and expenses incurred by Purchaser in connection with the preparation and issuance of the Title Policies (except for any endorsements to title provided by Seller pursuant to Section 4.2 hereof); (iv) the fees and expenses for any updates to the Environmental Reports and Surveys; (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by the Purchaser; (vi) all of the fees and expenses for the Escrow Agent; and (vii) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets.

9.8 Seller’s Transaction Costs. The Seller shall pay for the following items in connection with this transaction: the fees and expenses of the Seller’s attorneys, accountants, consultants and any endorsements to title provided by Seller pursuant to Section 4.2 hereof.

ARTICLE X

DEFAULT AND REMEDIES

10.1 The Seller’s Default. If, at or any time prior to Closing, the Seller fails to perform in any material respect its covenants or obligations under this Agreement which failure to perform is not solely caused by a Purchaser Default and is not cured by Seller within ten (10) Business Days (provided the same shall not operate to extend the Closing Date) after Seller’s receipt of a written notice from Purchaser of such failure (a “Seller’s Default”), and no material Purchaser’s Default has occurred at the time of Seller’s Default and remains uncured, then the Purchaser may elect one of the following as it sole and exclusive remedy: (a) terminate this Agreement, in which case the Deposit shall be refunded to the Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, (b) proceed to Closing without any reduction in or setoff against the Purchase Price (except with respect to unpermitted monetary liens), (c) obtain a court order for specific performance, or (d) in the event specific performance is not an available remedy or is not an adequate remedy as a result of Seller’s Default, Purchaser shall have, in addition to the return of the Deposit, the right to pursue an action for damages; provided, however, that notwithstanding anything in this Agreement to the contrary, if Purchaser elects to proceed under clause (d) of this Section 10.1 in the event of a Seller’s Default, Purchaser shall not be entitled to any damages in excess of, and Seller’s liability under this Agreement with respect thereto, shall not exceed under any circumstances, Two Million Dollars ($2,000,000.00) .

10.2 Purchaser’s Default. If at any time prior to Closing, the Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused by a Seller’s Default (a “Purchaser’s Default”), and no material Seller’s Default has occurred which remains uncured, then the Seller may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to the Purchaser, in which case the Deposit actually paid by the Purchaser shall be disbursed to the Seller in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing pursuant to this Agreement.

10.3 Liquidated Damages. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.2, the damages that the Seller would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the Parties agree that the Seller shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as the Seller’s sole and exclusive remedy for such termination; provided, however, that in addition to the deposits, the Seller shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

10.4 No Punitive or Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party under this Agreement, including, without limitation, this Article X or Article XII, for punitive or lost profits or other consequential damages.

ARTICLE XI

RISK OF LOSS

11.1 Casualty. If, at any time after the date of this Agreement and prior to Closing or earlier termination of this Agreement, the Real Property or any material portion thereof is damaged or destroyed by fire or any other casualty causing a Material loss or damage (a “Casualty”), the Seller shall give written notice of each Casualty to the Purchaser promptly after the occurrence of such Casualty, and then the Purchaser shall have the right to elect, by providing written notice to the Seller within thirty (30) days after the Purchaser’s receipt of the Seller’s written notice of such Casualty, to (i) terminate this Agreement in its entirety and receive a return of the Deposit, or (ii) proceed to Closing, without terminating this Agreement in any respect, in which case the Seller shall (A) provide the Purchaser with a credit against the Purchase Price in an amount equal to the applicable insurance deductible, and (B) transfer and assign to the Purchaser all of the Seller’s right, title and interest in and to all proceeds from all casualty, business interruption, and lost profits insurance policies maintained by the Seller with respect to the Real Property, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by the Seller for the period prior to the Closing, and, except as otherwise noted in clause (ii) (A) immediately above, there shall be no adjustment to the Purchase Price. If the Purchaser fails to provide written notice of its election to the Seller within such time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of this preceding sentence. If the Closing is scheduled to occur within the Purchaser’s thirty (30) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. If at any time after the date of this Agreement and prior to Closing or earlier termination of this Agreement, the Real Property or any material portion thereof is damaged by fire or any other casualty but not to the extent of a Material loss or damage, then neither Party shall have the right to terminate this Agreement, but Seller shall (A) provide the Purchaser with a credit against the Purchase Price in an amount equal to the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (B) transfer and assign to the Purchaser all of the Seller’s right, title and interest in and to all proceeds from all casualty, business interruption, and lost profits insurance policies maintained by the Seller with respect to the Real Property, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by the Seller for the period prior to the Closing, and, except as otherwise noted in clause (A) immediately above, there shall be no adjustment to the Purchase Price.

11.2 Condemnation. If, at any time after the date of this Agreement and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), the Seller shall give written notice of such Condemnation to the Purchaser promptly after the Seller receives notice of such Condemnation, then the Purchaser shall have the right to elect, by providing written notice to the Seller within thirty (30) days after the Purchaser’s receipt of the Seller’s written notice of such Condemnation, to (A) if such Condemnation is a Material Condemnation, terminate this Agreement in its entirety and receive a return of the Deposit, or (B) proceed to Closing, without terminating this Agreement, in which case the Seller shall assign to the Purchaser all of the Seller’s right, title and interest in all proceeds and awards from such Condemnation (whether a Material Condemnation or otherwise) and there shall be no adjustment to the Purchase Price unless Seller has received Condemnation proceeds prior to Closing, in which case the Purchase Price shall be reduced by the amount of Condemnation proceeds received by Seller. If the Purchaser fails to provide written notice of its election to the Seller within such time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within the Purchaser’s thirty (30) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period.

11.3 Definition of “Material”. For the purposes of Section 11.1 and 11.2, “Material” refers to the following: (a) loss or damage to the Real Property hereof such that the cost of repairing or restoring the Real Property in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect or a qualified licensed contractor mutually agreed to by Seller and Purchaser, equal to or greater than Fifteen Percent (15%) of the Purchase Price, and (b) any loss due to a Condemnation which permanently and materially impairs the current use of the Real Property.

ARTICLE XII

SURVIVAL, INDEMNIFICATION AND RELEASE

12.1 Survival. Each Party’s respective obligations in respect of the representations and warranties set forth in Article V hereof are updated as of the Closing in accordance with the terms of this Agreement, and shall survive Closing for a period of twelve (12) months (the “Survival Period”). Each Party shall have no liability to the other Party for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by the non-breaching Party to the other Party prior to the expiration of the Survival Period and an action shall have been commenced by the non-breaching Party against the other Party within two (2) months of the expiration of such Survival Period (the “Action Period”).

12.2 Indemnification by the Seller. Subject to the limitations set forth in this Article XII and any other express provision of this Agreement, the Seller shall indemnify, save, insure, pay, defend and hold harmless the Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (a) any breach of any representation or warranty of the Seller in this Agreement, (b) any breach by the Seller of any of its covenants or obligations under this Agreement, and (c) any and all Liabilities of the Seller arising out of the operation of the Business or ownership of the Assets prior to the Closing (the “Seller Liabilities”), including, without limitation: (i) any Liabilities under the Ground Leases, Existing Third-Party Leases, Contracts, and Licenses and Permits which have arisen or accrued and pertain to a period prior to the Closing Date; (ii) the payment of all Taxes and assessments due and payable or accrued but not yet paid prior to the Closing Date; (iii) the employment of the Employees; (iv) any claim for personal injury or property damage to a Person which is based on any event which occurred at the Real Property or in connection with the Business prior to the Closing Date; (v) any claim arising out of the marketing, sales and/or management in connection with the Real Property arising prior to the Closing Date; and (vi) any Liabilities (including costs of cleanup, containment of other remediation) arising from or in connection with any Environmental Liabilities or Environmental Claims arising out of or relating to the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Assets or any bodily injury (including illness, disability and death), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any assets in any way arising from any hazardous activity conducted by any Person with respect to the Assets that was present on or before the Closing Date on or at the Real Property (or present on any other property, if such Hazardous Material emanated from any property and was present on the Real Property, on or prior to the Closing Date), or was released by any Person on or at any Assets at any time on or prior to the Closing Date. Notwithstanding the foregoing, in no event shall the foregoing indemnification obligation of Seller apply to any Seller Liabilities if caused by the gross negligence or willful misconduct of Purchaser or any of the Purchaser’s Indemnitees. In addition, no claim for any of the foregoing shall be actionable or payable if the item in question results from or is based on a condition, state of facts or other matter which was actually known to Purchaser prior to Closing. Furthermore, Purchaser agrees to first seek recovery under any insurance policies prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies; provided, however, that Purchaser shall have the right to commence action against Seller while Purchaser is seeking recovery from any applicable insurance policies if the Action Period will expire prior to resolution thereof or recovery thereunder; provided further, however, that in the event Purchaser receives from Seller any amounts due Purchaser under this Section 12.2 and thereafter Purchaser receives insurance proceeds relating to the amounts so previously paid by Seller to Purchaser, Purchaser shall, upon receipt of such insurance proceeds, promptly return to Seller an amount equal to the lesser of (x) the amount previously paid by Seller to Purchaser and (y) the insurance proceeds received by Purchaser.

12.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article XII, the Purchaser shall indemnify and hold harmless the Seller’s Indemnitees from and against any Indemnification Loss incurred by any Seller’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of the Purchaser in this Agreement, and/or (ii) any breach by the Purchaser of any of its covenants or obligations under this Agreement. The terms of this Section 12.3 shall survive Closing for the Survival Period. No claim for any of the foregoing shall be actionable or payable if the item in question (i) results from or is based on a condition, state of facts or other matter which was actually known to Seller prior to Closing, and/or (ii) is caused by the gross negligence or willful misconduct of Seller or any of the Seller’s Indemnitees. Purchaser shall have no liability to Seller for a breach of any covenant, representation or warranty or for any indemnification claim unless written notice containing a description of the specific nature of such breach or indemnification claim shall have been given by Seller to Purchaser prior to the expiration of the Survival Period and an action shall have been commenced by Seller against Purchaser within the Action Period, in which event the full amount of such valid claims shall be actionable. Seller agrees to first seek recovery under any insurance policies and service contracts prior to seeking recovery from Purchaser, and Purchaser shall not be liable to Seller if Seller’s claim is satisfied from such insurance policies or service contracts.

12.4 Indemnification Procedure; Notice of Indemnification Claim.

12.4.1 If any of the Seller’s Indemnitees or the Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee until such Indemnitee provides written Notice to such Indemnitor after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

12.4.2 Any Indemnitor will have the right to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (a) the Indemnitor notifies the Indemnitee in writing within fifteen (15) days after the Indemnitee has given Notice of the Third Party Claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnitor provides the Indemnitee with evidence acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (d) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (e) the Indemnitor conducts the defense of the Third Party Claim actively and diligently.

12.4.3 So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 12.4.2 above, (a) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (b) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor, and (c) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee.

12.4.4 In the event any of the conditions in Section 12.4.2 is or becomes unsatisfied, however, (a) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (b) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (c) the Indemnitor will remain responsible for any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article XII, to the extent the Indemnification Loss is not the result of any intervening gross negligence by Indemnitee or any Affiliates or their respective legal counsel or experts.

12.5 Exclusive Remedy for Indemnification Loss; Interpretation. Except for claims based on fraud, the indemnification provisions in this Article XII shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement. The Parties shall take into account the time cost of money (using the prime rate as reported from time to time in The Wall Street Journal as the discount rate) in determining Indemnification Loss for purposes of this Article XII. All indemnification payments under this Article XII shall be deemed adjustments to the Purchase Price.

12.6 Purchaser’s Release. Except for Seller’s express representations and warranties contained in this Agreement and in any of the Seller’s Closing Deliveries, Purchaser acknowledges and agrees that it is purchasing the Assets based solely upon Purchaser’s inspection and investigation of the Assets and all documents related thereto, or its opportunity to do so, and Purchaser is purchasing the Assets in an “AS IS, WHERE IS” condition. Without limiting the above, Purchaser acknowledges that neither Seller, except as expressly set forth in this Agreement or in any of the Seller’s Closing Deliveries, nor any other party, has made any representations or warranties, express or implied, on which Purchaser is relying as to any matters, directly or indirectly, concerning the Assets including, but not limited to, the Land, the Improvements, the Business, development rights and exactions, expenses associated with the Assets and the Business, taxes, assessments, bonds, permissible uses, title exceptions, water or water rights, topography, utilities, zoning of the Assets, soil, subsoil, the purposes for which the Assets is to be used, drainage, environmental or building laws, rules or regulations, toxic waste or Hazardous Substances or any other matters affecting or relating to the Assets. The closing of the purchase of the Assets by Purchaser hereunder shall be conclusive evidence that (a) Purchaser has fully and completely inspected (or has caused to be fully and completely inspected) the Assets, and (b) Purchaser accepts the Assets as being in good and satisfactory condition and suitable for Purchaser’s purposes.

Without limiting the generality of the foregoing, Purchaser shall perform and rely solely upon its own investigation concerning its intended use of the Assets, the Assets’ fitness therefore, and the availability of such intended use under applicable statutes, ordinances, and regulations. Purchaser further acknowledges and agrees that Seller’s cooperation with Purchaser in connection with Purchaser’s due diligence review of the Assets, whether by providing the Title Commitments, Surveys and other documents, or permitting inspection of the Assets, shall not be construed as any warranty or representation, express or implied, except as otherwise set forth herein, of any kind with respect to the Assets, or with respect to the accuracy, completeness, or relevancy of any such documents.

Without limiting the generality of the foregoing, subject to (i) Seller’s representations, warranties and indemnifications set forth in this Agreement and set forth in the Seller’s Closing Deliveries and the rights of Purchaser with respect to a breach of the same by Seller, and (ii) Purchaser’s rights under Section 10.1 hereof with respect to a Seller’s Default, Purchaser hereby expressly waives, releases and relinquishes any and all claims, causes of action, rights and remedies Purchaser may now or hereafter have against Seller, whether known or unknown (a) regarding any matters affecting the Assets and any condition of the Assets in general, whatsoever, including, without limitation, any improvements that may exist thereon, and (b) under any Environmental Law, common law, in equity or otherwise, with respect to (1) any past, present or future presence or existence of Hazardous Substances on, under or about the Assets (including, without limitation, in the groundwater underlying the Assets) or (2) any past, present or future violations of any Environmental Laws.

The waivers and releases by Purchaser herein contained shall survive the Closing and the recordation of the Deeds and shall not be deemed merged into the Deeds upon their recordation.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Notices.

13.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to the Seller:

Trancas Capital, LLC

15 Enterprise, Suite 150

Aliso Viejo, California 92656

Attention: Gary Fitzpatrick, Esq.

Fax: (949) 425-3676

Phone: (949) 349-8460

With copies to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1900 Main Street, 5th Floor

Irvine, California 92614

Attention: Drew Emmel, Esq.

Fax: (949) 553-8354

Phone: (949) 851-5433

If to the Purchaser:

CNL Income Partners, LP

450 S. Orange Avenue, 5th Floor

Orlando, Florida 32801

Attention: Chief Financial Officer, and General Counsel

Fax: (407) 540-2544

Phone: (407) 650-1000

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32801

Attn: William T. Dymond, Jr., Esq.

Fax: (407) 843-4444

Phone: (407) 843-4600

13.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 13.1.1) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 13.1.3.

13.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 13.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 13.1.

13.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

13.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

13.3 Assignment. Neither the Seller nor the Purchaser shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party which consent may be withheld in the other Party’s sole discretion; provided, however, that Purchaser shall have the right to designate one or more wholly-owned Affiliates entities to receive title or may assign this Contract, wholly or partially, to any Affiliate or Affiliates of Purchaser. For the purposes of this Section 13.3, the sale of a Controlling interest in any Party (or any Person with Control of any Party) shall constitute an assignment of this Agreement.

13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

13.5 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

13.6 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

13.6.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

13.6.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

13.6.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

13.6.4 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

13.6.5 The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

13.7 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

13.8 Governing Law. This Agreement shall be governed by the laws of the state of Florida.

13.9 Waiver of Trial by Jury. Each Party hereby waive its right to a trial by jury in any litigation or other court proceeding with respect to any matter arising from or in connection with this agreement.

13.10 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

13.11 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

13.12 Liability of Interest-Holders in Purchaser and Seller. Purchaser and Seller agree and acknowledge that none of the members, partners, shareholders or other holders of beneficial interests of or in the other Party or any of the their Affiliates shall be personally liable for any obligation or responsibility of Seller or Purchaser, as the case may be, or any of its Affiliates hereunder by virtue of being a member, partner, shareholder or holder of any beneficial interest of or in the Seller or Purchaser or any of its Affiliates.

13.12 Entire Agreement. This Agreement and the agreements to be executed and delivered in connection herewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the date of this Agreement with respect to the transactions described in this Agreement.

13.13 Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties, provided, however, either Seller or Purchaser may, in writing, (i) extend the time for performance of any of the obligations of the other, (ii) waive any inaccuracies and representations by the other contained in this Agreement, (iii) waive compliance by the other with any of the covenants contained in this Agreement and (iv) waive the satisfaction of any condition that is precedent or subsequent to the performance by the party so waiving of any of its obligations under this Agreement.

13.14 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

13.15 Tax Disclosures. Notwithstanding anything in this Agreement to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, Purchaser and Seller (and each employee, representative, or other agent of Purchaser and Seller) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Seller relating to such tax treatment and tax structure. However, any information relating to tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent, but only to the extent, reasonably necessary to enable Purchaser and Seller to comply with applicable securities laws. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLER:

TRANCAS CAPITAL, LLC, a Delaware limited liability company

By:	TRANCAS MANAGEMENT GROUP, LLC,
a Delaware limited liability company, Manager

By:	/s/ Doug Honey
Name:	Doug Honey
Title:	Manager and Chief Executive Officer

PURCHASER:

CNL INCOME PARTNERS, LP, a Delaware limited partnership

By:	CNL INCOME GP CORP.,
a Delaware corporation,
its sole general partner

By:	/s/ Amy Sinelli
Name:	Amy Sinelli
Title:	Vice President

ESCROW AGENT:

THE TALON GROUP, a division of First American
Title Insurance Company

By:	/s/ Keren Baki
Name:	Keren Baki
Title:	Commercial Closing Operations Supervisor